                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            THE PENN TRAFFIC COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

          [LOGO]    THE PENN TRAFFIC COMPANY
                    Notice of Annual Meeting of Stockholders
                    June 3, 1997

         The Annual Meeting of Stockholders of The Penn Traffic Company (the "Company") will be held on Tuesday, June 3, 1997, at 1:30 p.m., local time, at the Hotel Syracuse, 500 South Warren Street, Syracuse, New York, 13202, for the following purposes:

    1.    To elect three directors for terms expiring in 2000;

    2. To consider and take action upon a proposal to approve the Company's 1997 Performance Incentive Plan;

    3. To consider and take action upon a proposal to ratify the selection of Price Waterhouse LLP, independent certified public accountants, as the Company's auditors for the fiscal year ending January 31, 1998; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Holders of Common Stock of the Company are entitled to vote for the election of directors and on each of the other matters set forth above.

         The stock transfer books of the Company will not be closed. The Board of Directors has fixed the close of business on April 16, 1997 as the record date for determining stockholders entitled to notice of and to vote at the meeting. You are cordially invited to attend the meeting in person. A report will be made to you on the status of the Company's affairs. We will also provide you with an opportunity for questions and comments.

                                   By Order of the Board of Directors
                                   EUGENE R. SUNDERHAFT
                                   Senior Vice President - Finance and Secretary

May 1, 1997
Syracuse, New York

                                    IMPORTANT

          Whether or not you expect to attend the meeting in person, please complete, date and sign the enclosed form of proxy and return it without delay in the enclosed envelope. Your proxy can be revoked at any time prior to its being voted by giving written notice of revocation to the Secretary of the Company, by giving a later dated proxy, or by voting at the meeting in person.

                            THE PENN TRAFFIC COMPANY

                            1200 State Fair Boulevard

                          Syracuse, New York 13221-4737

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 3, 1997

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Penn Traffic Company, a Delaware corporation (the "Company" or "Penn Traffic"), for use at the Annual Meeting of Stockholders to be held on Tuesday, June 3, 1997, at 1:30 p.m., local time, at the Hotel Syracuse, 500 South Warren Street, Syracuse, New York, 13202. The approximate date on which this Proxy Statement is first being mailed to stockholders is May 1, 1997.

         You are requested to complete, date and sign the accompanying proxy card and return it promptly to the Company in the envelope provided. Proxies duly executed and received in time for the meeting will be voted in accordance with the instructions thereon. Any stockholder who has given a proxy may revoke it at any time prior to its being voted by giving written notice of revocation to the Secretary of the Company, by giving a later dated proxy, or by voting at the meeting in person.

         The Board of Directors has fixed the close of business on April 16, 1997 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting. The stock transfer books of the Company will not be closed. As of the record date, the Company had outstanding 10,867,941 shares of common stock, par value $1.25 per share (the "Common Stock"), the holders of which are entitled to one vote per share.

                            1. ELECTION OF DIRECTORS

         Pursuant to the Company's certificate of incorporation and by-laws, the Board of Directors is divided into three separate classes of directors, which are required to be as nearly equal as practicable. At each annual meeting of stockholders, one class of directors is elected to a term of three years. On April 1, 1997, pursuant to the Company's certificate of incorporation and by-laws, the Board of Directors determined that the total number of directors would be fixed at nine.

         Eugene A. DePalma, Susan E. Engel and Claude J. Incaudo have been nominated by the Board of Directors for election as directors at the 1997 Annual Meeting, each to serve for a term of three years, until the 2000 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified.

         Proxies in the enclosed form received from holders of Common Stock will be voted for the election of the three nominees named above as directors of the Company unless stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason (which event is not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. Directors will be elected by an affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 1997 Annual Meeting. Thus, those nominees who receive the highest, second-highest and third-highest numbers of votes for their election as directors will be elected, regardless of the number of shares that are not voted for the election of such nominees. Shares with respect to which authority to vote for any nominee or nominees is withheld will not be counted in the total number of shares voted for such nominee or nominees.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EUGENE A. DEPALMA, SUSAN E. ENGEL AND CLAUDE J. INCAUDO AS DIRECTORS OF THE COMPANY.

         The following information includes the age, the year in which first elected as a director of the Company, the principal occupation, and other directorships of each of the nominees named for election as directors, and of the other current directors of the Company whose terms will not expire until 1998 or 1999.


Nominee for Election:                Mr. DePalma has been President and Chief Executive Officer of Quorum Group,
Eugene A. DePalma                    Inc. (litigation support services) since May 1, 1996. From April 1994 until
Age:  61                             December 1995, Mr. DePalma was Chief Executive Officer of Sausage Acquisition
Director since 1987                  Company (food processing). From October 1991 until April 1994, Mr. DePalma was engaged in the management of private affairs. Mr. DePalma was Vice
                                     President, Sales for Teledyne Continental Motors from January 1991 until
                                     October 1991.


                                      -2-


Nominee for Election:                Ms. Engel has been President and Chief Operating Officer of Department  56,
Susan E. Engel                       Inc. (collectibles and giftware) since September 1994 and President and Chief
Age:  50                             Executive  Officer since November 1996. Ms. Engel has been a Director of K2
Director since 1993                  Inc. (manufacture and distribution of sporting goods) since August 1996. From
                                     September 1993 until September 1994, Ms. Engel was engaged in the management of private affairs. From July 1991 until September 1993, Ms. Engel served as
                                     President and Chief Executive Officer of Champion Products (manufacture and distribution of active wear), a division of Sara Lee Corporation. She was a Vice
                                     President and Partner with Booz Allen & Hamilton, Inc. ("Booz Allen")
                                     (management consulting) from 1986 until October 1991, where she led the firm's retail consulting practice in the eastern United States. Ms. Engel held various other positions with Booz Allen between 1977 and 1986.

Nominee for Election:                Since  February 2, 1997,  Mr.  Incaudo has been  engaged in the  management  of
Claude J. Incaudo                    private  affairs.  Mr.  Incaudo was engaged as a consultant to the Company from
Age:  63                             January 1995 until  February  1997.  From February 1990 until January 1995, Mr.
Director since 1988                  Incaudo  was  President  and  Chief  Executive  Officer  of  the  Company.  Mr.
                                     Incaudo was the President of the P&C division between 1982 and April 1993. He joined P&C in 1977 as Director of Store Operations and became Senior Vice
                                     President of Store Operations in 1979. Mr. Incaudo was a Director of Grand Union
                                     Holdings Corporation (food distribution holding company) ("Grand Union
                                     Holdings") between 1992 and March 1996.

Martin A. Fox                        Mr. Fox has been Vice  Chairman - Finance of the Company since  February  1993.
Age:  43                             Mr. Fox was a Vice  President  of the Company  from 1989 until  February  1993.
Director and Vice Chairman-Finance   Mr. Fox has been  Assistant  Secretary of Penn Traffic since 1989.  Mr. Fox has
since 1993                           been   Executive   Vice   President  of  Miller  Tabak  Hirsch  +  Co.  ("MTH")
Term Expires 1999                    (broker-dealer)  since  1988.  Mr.  Fox was a Vice  President  of  Grand  Union
                                     Holdings between 1989 and March 1996, a Director of Grand Union Holdings between
                                     1992 and March 1996 and a Director and Vice President of certain of Grand Union
                                     Holdings' subsidiaries for certain periods between 1989 and March 1996.

Phillip E. Hawkins                   Mr.  Hawkins  has been  President  and Chief  Executive  Officer of the Company
Age:  45                             since  April 1,  1997.  Prior  to  joining  Penn  Traffic,  Mr.  Hawkins  spent
Director since April 1, 1997         twenty-nine years at Vons Companies (food distribution),  where he held various
Term Expires 1999                    management  positions including Senior Vice President,  Stores (from 1994 until
                                     March 1997), Group Vice President, Perishables (from 1992 until 1994), Vice
                                     President and General Manager, Pavilion Operations (from 1991 until 1992), and
                                     Vice President, Sales and Marketing (from 1989 until 1991).

Gary D. Hirsch                       Mr.  Hirsch has been  Chairman of the Company since 1987 and has been a general
Age:  47                             partner of the  managing  partner of MTH since 1982 and a Managing  Director of
Director and Chairman since 1987     MTH Holdings,  Inc. ("MTH Holdings") since 1983. He is Chairman,  President and
Term Expires 1998                    a Director of RAC Partners, Inc. ("RAC Partners"),  the sole general partner of
                                     Riverside  Acquisition  Company,  Limited Partnership  ("RAC").  Mr. Hirsch was
                                     Chairman  and a Director of Grand Union  Holdings  between  1989 and March 1996 and of  certain of Grand  Union  Holdings'  subsidiaries  for  certain  periods between 1992 and March 1996.



James A. Lash                        Mr. Lash is an investor in various  enterprises  and has served as a consultant
Age:  52                             to the Company  since 1987.  He was  Chairman  and Chief  Executive  Officer of
Director since 1996                  Reading Tube Corporation (copper tubing) from 1982 until September 1996.
Term Expires 1998

Harold S. Poster                     Mr.  Poster  has been a partner in the law firm of  Gilmartin,  Poster & Shafto
Age:  52                             since July 1991.  Prior to joining  Gilmartin,  Poster & Shafto, he was engaged
Director since 1988                  in the practice of law.
Term Expires 1999

Richard D. Segal                     Mr. Segal has been Chairman  and/or Chief  Executive  Officer of Seavest,  Inc.
Age:  43                             (investment   management)  since  1981,   Chairman  of  Encore  Company,   Inc.
Director since 1988                  (investment  banking)  since  1983 and  managing  general  partner  of  Seavest
Term Expires 1998                    Partners  (investment  portfolio  management)  since 1980. Mr. Segal has been a
                                     Director of Hudson General, Inc. (aviation services) since 1978.



         There are no family relationships among the directors and executive officers of the Company.

         In January 1995, The Grand Union Company ("Grand Union") filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court, District of Delaware (the "Bankruptcy Court"). Grand Union emerged from Chapter 11 reorganization in June 1995. In February 1995, an involuntary Chapter 11 petition was filed in the Bankruptcy Court against Grand Union Capital Corporation ("Grand Union Capital"), of which Grand Union was a wholly owned subsidiary. Grand Union Capital consented to the entry of an order for relief on the involuntary Chapter 11 petition and, in February 1995, Grand Union Holdings filed a voluntary Chapter 11 petition in the Bankruptcy Court. Grand Union Capital and Grand Union Holdings' Bankruptcy Court proceedings were completed in March 1996. Following completion of these proceedings, Grand Union Capital and Grand Union Holdings were dissolved. At the time the Chapter 11 petitions were filed, Messrs. Hirsch and Fox were directors and executive officers of Grand Union, Grand Union Capital and Grand Union Holdings, and Mr. Incaudo was a director of Grand Union Holdings. Messrs. Hirsch and Fox resigned as directors and officers of Grand Union in June 1995 and Messrs. Hirsch, Fox and Incaudo ceased to be directors and executive officers of Grand Union Capital and Grand Union Holdings upon the dissolutions of these companies in March 1996.

         The Board of Directors of the Company held five meetings in the fiscal year ended February 1, 1997 ("Fiscal 1997"). Each incumbent director attended more than 75 percent of the aggregate number of meetings of the Board of Directors of the Company and of the committees of such Board on which he or she served.

         The current members of the Executive Committee are Messrs. Hirsch and Hawkins. Mr. Fox served as a member of the Executive Committee from September 1996 until April 1997. The Executive Committee may exercise certain powers of the Board of Directors regarding the management and direction of the business and affairs of the Company when the Board of Directors is not in session. All action taken by the Executive Committee is reported to and reviewed by the Board of Directors.

         The current members of the Personnel and Compensation Committee of the Board of Directors (the "Compensation Committee") are Messrs. DePalma and Segal. Mr. Segal is the Chairman of the Compensation Committee. The Compensation Committee reviews the annual recommendations of the Chief Executive Officer and the Chairman of the Board of Directors concerning the compensation of officers of the Company and of certain of the officers and employees of the Company's divisions, including the compensation plans, retirement plans and fringe benefits in which such persons participate, and makes reports and recommendations with respect to such matters to the Board of Directors of the Company. The Compensation Committee, which held two meetings in Fiscal 1997, also administers the Company's 1993 Long-Term Incentive Plan (the "1993 Plan") and the 1997 Performance Incentive Plan (see Item 2. "Approval of Penn Traffic's 1997 Performance Incentive Plan" below).

         The current members of the Audit Committee are Mr. DePalma and Ms. Engel. Mr. DePalma is the Chairman of the Audit Committee. The Audit Committee reviews and makes reports and recommendations to the Board of Directors with respect to the selection of the independent auditors of the Company and its subsidiaries, the arrangements for and the scope of the audits to be performed by them, and the internal audit activities, accounting procedures and controls of the Company and its subsidiaries, and reviews the annual consolidated financial statements of the Company and its subsidiaries. The Audit Committee held three meetings in Fiscal 1997.

         The Board of Directors does not have a nominating committee. The Board of Directors of the Company will consider nominees proposed by stockholders for election as directors. Stockholder nominations of persons for election as directors are subject to the notice requirements described below under the caption "Stockholder Nominations and Proposals."

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information known to Penn Traffic with respect to beneficial ownership of the Common Stock as of April 24, 1997 (unless otherwise indicated) by: (i) each person who beneficially owns 5% or more of the Common Stock; (ii) each of the nominees named for election as director; (iii) each of the other current directors; (iv) each of the persons named in the Summary Compensation Table set forth herein; and (v) all directors and executive officers as a group. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares beneficially owned by them. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person or group of persons has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below, any security which such person or persons has the right to acquire within 60 days (including shares which may be acquired upon exercise of warrants or upon exercise of vested portions of stock options) is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.



Name and Address of            Amount & Nature of Beneficial       Percent of
Beneficial Owner                         Ownership                    Class

-------------------------------------------------------------------------------
Gary D. Hirsch                         2,077,868  (1)(2)             18.9%
411 Theodore Fremd Avenue
Rye, New York  10580

Riverside Acquisition Company,           933,455  (2)                 8.6%
    Limited Partnership
331 Madison Avenue
New York, New York  10017

J.P. Morgan & Co. Incorporated           774,450  (3)                 7.1%
60 Wall Street
New York, New York  10260

Dimensional Fund Advisors Inc.           633,600  (4)                 5.8%
1299 Ocean Avenue, 11th Floor
Santa Monica, California  90401

Cramer Rosenthal McGlynn, Inc.           594,122  (5)                 5.5%
707 Westchester Avenue
White Plains, New York  10604

Phillip E. Hawkins                        80,000  (6)                   *

Martin A. Fox                             68,250  (2)(7)                *

Eugene A. DePalma                         14,269  (2)(8)                *

Susan E. Engel                             6,000  (9)                   *

Claude J. Incaudo                        115,501  (10)(11)            1.1%

James A. Lash                            156,750  (2)(12)             1.4%

Harold S. Poster                          13,972  (8)(13)               *

Richard D. Segal                         134,776  (2)(8)(14)          1.2%

Stephen V. Breech                         12,173  (15)                  *

Roy M. Flood                              27,097  (16)                  *

Eugene R. Sunderhaft                      21,371  (17)                  *

Michael T. Del Viscio                      1,698  (18)                  *

John T. Dixon                             44,620  (19)                  *

All Directors and Executive
Officers as a Group (20 persons)       2,801,580  (20)               24.9%

-------------------------------------------------------------------------------

*        Less than 1.0%.

(1) Mr. Hirsch is Chairman, President and a Director of RAC Partners, the sole general partner of RAC. Mr. Hirsch is also a limited partner of RAC. Mr. Hirsch is deemed to be an indirect beneficial owner of 933,455 shares of Common Stock owned by RAC and 15,506 shares of Common Stock owned by RAC Partners. Mr. Hirsch is also the

         Chairman, President and a Director of Air Partners, Inc., which is the sole general partner of VII Partners, and is deemed to be an indirect beneficial owner of 67,102 shares of Common Stock owned by VII Partners. Mr. Hirsch is a general partner of the managing general partner of MTH and is deemed to be an indirect beneficial owner of 328,906 shares of Common Stock owned by MTH and 229,228 shares of Common Stock owned by MTH Funding, L.P. Includes 125,000 shares of restricted stock, which shares are subject to forfeiture under certain circumstances, awarded to Mr. Hirsch pursuant to the Company's 1993 Plan. Includes 17,280 shares of Common Stock owned by Mr. Hirsch's children. Also includes a currently exercisable warrant held by Mr. Hirsch, and warrants held by certain of his relatives, to purchase up to 63,800 and 84,800 shares of Common Stock, respectively, at $14.00 per share. Mr. Hirsch disclaims beneficial ownership of 84,800 of the shares subject to the warrants held by his relatives.

(2) The sole general partner of RAC is RAC Partners, a wholly owned subsidiary of MTH Holdings, which is an affiliate of MTH. Messrs. DePalma, Fox, Hirsch, Lash and Segal own limited partnership interests in RAC.

(3) According to a Schedule 13G statement filed by J.P. Morgan & Co. Incorporated, dated December 31, 1996, J.P. Morgan & Co. Incorporated, has sole power to vote 483,500 shares of Common Stock and sole power to dispose of or direct the disposition of 774,450 shares of Common Stock.

(4) According to a Schedule 13G Statement filed by Dimensional Fund Advisors Inc., dated February 5, 1997, Dimensional Fund Advisors Inc. has sole power to vote 423,300 shares of Common Stock and sole power to dispose of 633,600 shares of Common Stock.

(5) According to information provided to the Company by Cramer Rosenthal McGlynn, Inc., as of March 15, 1997, Cramer Rosenthal McGlynn, Inc. has shared voting power and shared power to dispose of or direct the disposition of 594,122 shares of Common Stock.

(6) Mr. Hawkins was granted options to purchase 400,000 shares of Common Stock at $4.0625 per share on March 11, 1997; these options, which are subject to vesting limitations, are currently exercisable for up to 20% of the total number of shares subject to the options, with the remaining 80% vesting in four equal installments on April 1 of each of 1998, 1999, 2000 and 2001.

(7) Includes 15,000 shares of restricted stock, which shares are subject to forfeiture under certain circumstances, awarded to Mr. Fox pursuant to the Company's 1993 Plan. Includes a currently exercisable warrant held by Mr. Fox to purchase up to 13,000 shares of Common Stock at $14.00 per share. Also includes currently exercisable options to purchase 2,500 shares of Common Stock at $18.375 per share.

(8) Includes currently exercisable options to purchase 1,500 shares of Common Stock at $20.50 per share, 1,500 shares of Common Stock at $18.44 per share, 1,500 shares of Common Stock at $28.69 per share, 1,500 shares of Common Stock at $27.50 per share, 1,500 shares of Common Stock at $42.00 per share, 1,500 shares of Common Stock at $36.06 per share, 1,500 shares of Common Stock at $33.81 per share and 1,500 shares of Common Stock at $10.63 per share.

(9) Includes currently exercisable options to purchase 1,500 shares of Common Stock at $41.88 per share, 1,500 shares of Common Stock at $36.06 per share, 1,500 shares of Common Stock at $33.81 per share and 1,500 shares of Common Stock at $10.63 per share.

(10) Includes currently exercisable options to purchase 10,435 shares of Common Stock at $12.50 per share, 10,000 shares of Common Stock at $18.375 per share and 40,000 shares of Common Stock at $24.25 per share.

(11)     Includes 1,915 shares owned by Mr. Incaudo's wife and three children.

(12) Includes 7,500 shares of restricted stock, which shares are subject to forfeiture under certain circumstances, awarded to Mr. Lash pursuant to the Company's 1993 Plan. Includes a currently exercisable warrant held by Mr. Lash to purchase up to 15,000 shares of Common Stock at $14.00 per share.

(13) Includes 1,972 shares of Common Stock owned by Burrows + Poster Profit Sharing Plan.

(14) Includes 30,000 shares of Common Stock owned by Fourth Generation Partners, 65,459 shares of Common Stock owned by Seavest Partners and 4,017 shares of Common Stock acquired through the Company's employee stock purchase plan.

(15) Includes 7,500 shares of restricted stock, which shares are subject to forfeiture under certain circumstances, awarded to Mr. Breech pursuant to the Company's 1993 Plan. Includes 173 shares of Common Stock owned through the Company's 401(k) plan. Also includes currently exercisable options to purchase 4,000 shares of Common Stock at $25.25 per share and 500 shares of Common Stock at $26.75 per share.

(16) Includes 7,500 shares of restricted stock, which shares are subject to forfeiture under certain circumstances, awarded to Mr. Flood pursuant to the Company's 1993 Plan. Includes currently exercisable options to purchase 2,500 shares of Common Stock at $18.375 per share and 500 shares at $26.75 per share. Also includes 143 shares of Common Stock acquired through the Company's employee stock purchase plan and 158 shares of Common Stock owned through the Company's 401(k) plan.

(17) Includes 5,000 shares of restricted stock, which shares are subject to forfeiture under certain circumstances, awarded to Mr. Sunderhaft pursuant to the Company's 1993 Plan. Includes currently exercisable options to purchase 1,871 shares of Common Stock at $12.50 per share and 1,000 shares of Common Stock at $26.75 per share. Includes 414 shares of Common Stock owned through the Company's 401(k) plan.

(18) Mr. Del Viscio was granted an award under the Company's 1993 Plan of options to purchase 3,000 shares of Common Stock at $18.1875 per share on September 11, 1995. These options, which are subject to vesting limitations, are currently exercisable for up to 40% of the total number of shares subject to the options, with the remaining 60% vesting in three equal installments in September of each of 1997, 1998 and 1999. Includes 498 shares of Common Stock owned through the Company's 401(k) Plan.

(19) Includes 27,500 shares of restricted stock, which shares are subject to forfeiture under certain circumstances, awarded to Mr. Dixon pursuant to the Company's 1993 Plan. Includes currently exercisable options to purchase 1,000 shares of Common Stock at $25.25 per share, 500 shares of Common Stock at $26.75 per share and 5,000 shares of Common Stock at $28.125 per share. Includes 1,014 shares of Common Stock acquired through the Company's employee stock purchase plan and 615 shares of Common Stock owned through the Company's 401(k) plan.

(20) Includes shares of Common Stock owned by the immediate family of some directors or officers of Penn Traffic, vested options and warrants and 933,455 shares of Common Stock held by RAC. Includes shares of restricted stock awarded under the Company's

          1993 Plan, all of which shares are subject to forfeiture under certain circumstances, as follows: Mr. Hirsch -- 125,000 shares, Mr. Fox -- 15,000 shares, Mr. Lash -- 7,500 shares, Mr. Flood -- 7,500 shares, Mr. Breech -- 7,500 shares, Mr. Sunderhaft -- 5,000 shares, Mr. Larry
          B. Ammons -- 4,000 shares, Mr. Nick Campbell -- 4,000 shares, Mr. Francis D. Price, Jr. -- 3,000 shares, Mr. Randall Sweeney -- 3,000 shares, Mr. H. Phillip Williams -- 1,500 shares, and Mr. David A. Adamsen -- 1,000 shares.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The Company has determined that no person who at any time during Fiscal 1997 was a director, officer or beneficial owner of more than ten percent of the Company's Common Stock failed to file on a timely basis reports required by
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during Fiscal 1997. Such determination is based solely upon the Company's review of Forms 3, 4 and 5, and written representations that no Form 5 was required, submitted to it during or with respect to Fiscal 1997.

                             EXECUTIVE COMPENSATION

         See "Compensation of Directors" for a description of the agreement pursuant to which MTH provides financial consulting and business management services to the Company. Mr. Hirsch is a general partner of the managing general partner of MTH and Mr. Fox is an executive officer of MTH.

         The information under this heading relates to Mr. John T. Dixon, who served as President and Chief Executive Officer of Penn Traffic until September 30, 1996, and the four other most highly-compensated executive officers of the Company as of the end of Fiscal 1997. No information is presented in the Summary Compensation Table for Mr. Phillip E. Hawkins, who became President and Chief Executive Officer of Penn Traffic on April 1, 1997. See "Employment Contracts and Termination Agreements" for a description of the employment agreement between Penn Traffic and Mr. Hawkins.




                           Summary Compensation Table

                                 --------------------------------------------------------------------------------------
                                                                          Long-Term Compensation
                                                                    ------------------------------------
                                        Annual Compensation                  Awards      Payouts
                                 ---------------------------------- ------------------------------------
                                                         Other      Restricted  Securities                    All
                                                         Annual       Stock     Underlying     LTIP          Other
 Name and Principal               Salary     Bonus    Compensation   Award(s)    Options/     Payouts    Compensation
      Position             Year    ($)        ($)        ($)(1)       ($)(2)     SARs (#)       ($)           ($)
 -------------------      ------ --------   -------   ------------  ----------- -----------  ---------  ---------------
John T. Dixon              1997  $261,933  $     0      $1,404(1)    $      0       0           $0        $661,977(3)
  Prior to September 30,   1996   407,692        0       1,404(1)     782,500       0            0               0
  1996,  President and     1995   235,600   60,785(4)    1,404(1)           0       0            0               0
  Chief Executive Officer
Eugene R. Sunderhaft       1997  $202,615  $     0         ---       $      0       0           $0        $      0
  Senior Vice              1996   203,846        0         ---              0       0            0               0
  President-Finance and    1995   170,000   53,040(4)      ---              0       0            0               0
  Secretary (Chief
  Financial Officer)
Roy M. Flood               1997  $270,000  $     0      $2,938(1)    $      0       0           $0        $      0
  Senior Vice President    1996   275,172        0       4,699(1)     293,438       0            0               0
                           1995   218,575   62,800(5)    2,938(1)           0       0            0           4,500(6)

Stephen V. Breech          1997  $227,206  $     0           ---     $ 81,813       0           $0        $      0
  Senior Vice President    1996   158,583        0      $  929(1)           0       0            0           4,950(6)
                           1995   114,878   40,872(5)    1,337(1)           0       0            0           3,447(6)

Michael T. Del Viscio      1997  $201,961  $     0         ---       $      0       0           $0        $      0
  Vice President-Nonfood   1996   115,385   30,000(4)  $30,769(1)           0   3,000(7)         0               0
  Merchandising since
  July 1995


----------------------
(1) In the fiscal year ending January 29, 1994 ("Fiscal 1994"), the Company provided each of Messrs. Dixon, Flood and Breech with a tax loan to fund the payment of taxes arising primarily at the time of the merger of Big Bear (formerly a subsidiary of the Company and currently a division) ("Big Bear") into the Company. These loans have a six-year term and are non-interest bearing. Mr. Breech repaid his loan in September 1995. Had these loans carried a market interest rate, Messrs. Dixon, Flood and Breech would have paid $1,404, $2,938 and $0 in interest during Fiscal 1997, respectively, $1,404, $2,938 and $929 in interest during the fiscal year ending February 3, 1996 ("Fiscal 1996"), respectively, and $1,404, $2,938 and $1,337 in interest in the fiscal year ending January 28, 1995 ("Fiscal 1995"), respectively.

         In Fiscal 1996, the Company provided Mr. Flood with an interest-free loan in connection with his relocation to Syracuse, New York following his appointment as Senior Vice President of the Company. This loan was repaid by Mr. Flood later in Fiscal 1996. Had the loan carried a market rate of interest, Mr. Flood would have paid $1,761 in interest.

         In Fiscal 1996, the Company reimbursed Mr. Del Viscio $30,769 for certain moving expenses he incurred in connection with his relocation to Columbus, Ohio.

         No other information is provided in the "Other Annual Compensation" column since the aggregate amount of perquisites and other personal benefits in respect of each of Fiscal 1997, Fiscal 1996 and Fiscal 1995 are less than the lower of $50,000 or 10% of the total annual salary and bonus reported for each of the named officers and no other compensation of the type required to be described in the "Other Annual Compensation" column was paid in Fiscal 1997, Fiscal 1996 or Fiscal 1995, respectively.

(2) Awards made pursuant to the 1993 Plan of shares of restricted stock. Pursuant to Securities and Exchange Commission rules, these dollar values have been calculated by multiplying the closing market price of the Company's Common Stock on the date of the respective grants by the number of shares awarded on such date. The aggregate number of shares of restricted stock held by each of the named executives in the table and the dollar value of such shares of restricted stock at the end of Fiscal 1997 were as follows: Mr. Dixon -- 27,500 shares, $72,188 value; Mr. Sunderhaft -- 5,000 shares, $13,125 value; Mr. Flood -- 7,500 shares, $19,688 value; and Mr. Breech -- 7,500 shares, $19,688 value.

         Vesting of the shares of restricted stock is contingent upon attainment, subsequent to the date of grant, of EBITDA levels (as defined) of $265 million in any period of four consecutive fiscal quarters, or $500 million in any period of eight consecutive fiscal quarters. Such shares will be forfeited if such performance levels are not achieved by the end of the fiscal quarter ended May 2, 1998. See "Executive Compensation - Compensation Committee Report." Cash dividends will be paid on shares of restricted stock to the same extent as cash dividends are paid on other shares of the Company's Common Stock; however, Penn Traffic has not declared or paid any cash dividends on its Common Stock since 1987 and it is the Company's present policy not to pay dividends on shares of its Common Stock but to retain future earnings for reinvestment in its business or reduction of its indebtedness. In addition, the Company's debt agreements contain limitations which currently prohibit the payment of dividends.

(3) "All Other Compensation" for Fiscal 1997 includes amounts payable to Mr. Dixon pursuant to an agreement entered into in connection with Mr. Dixon's early retirement from the Company, effective as of September 30, 1996. Pursuant to this agreement, Mr. Dixon will receive: (i) $523,077, equal to his weekly salary for the period through January 17, 1998, of which $391,933 was paid in Fiscal 1997; (ii) continued group health care benefits through November 30, 2004, valued at $57,400;
         (iii) continued group term life insurance through November 30, 1999, valued at $14,500; (iv) $35,000 as reimbursement of certain moving expenses; (v) transfer to him of title to his Company car, valued at $30,000; and (vi) continuation of all other employee benefits to which he was entitled during the term of his employment with the Company, valued at $2,000. The agreement also provides that January 17, 1998 will be deemed Mr. Dixon's normal retirement date for purposes of the Company's pension plans (see "Pension Plans and Other Benefit Plans" below for a description of certain Company plans in which Mr. Dixon participates) and that Mr. Dixon will retain the award of 27,500 shares of restricted stock previously granted to him under the Company's 1993 Plan and that the stock options previously granted to him under the Company's 1988 Stock Option Plan will remain exercisable. For purposes of valuing the shares of restricted stock and stock options held by Mr. Dixon for inclusion in the amount reported under "All Other Compensation" in the Summary Compensation Table for Fiscal 1997, (x) the 27,500 shares of restricted stock have been valued at their fair market value at the end of Fiscal 1997 ($72,188) and (y) no value has been ascribed to the options to purchase 6,500 shares of Common Stock granted to him under the 1988 Stock Option Plan, since the exercise price of the options was greater than the fair market value of the underlying shares of Common Stock on February 1, 1997. The shares of restricted stock held by Mr. Dixon will be forfeited if the performance levels specified in the award of restricted stock (described in Note
         (2) above) are not achieved by the end of the fiscal quarter ended May 2, 1998.

(4) Includes amounts earned in respect of the fiscal year indicated under the Corporate Incentive Compensation Plan (the "Corporate Incentive Plan"). See "Executive Compensation - Compensation Committee Report."

(5) Includes amounts earned in respect of the fiscal year indicated under the Big Bear Supplemental Incentive Plan (the "Big Bear Supplemental Plan"). See "Executive Compensation - Compensation Committee Report."

(6)      Includes contributions to the Big Bear Profit Sharing Plan.

(7) Award made pursuant to the 1993 Plan of options to purchase 3,000 shares of Common Stock at $18.1875 per share. These options, which are subject to vesting limitations, are currently exercisable for up to 40% of the total number of shares subject to the options, with the remaining 60% vesting in three equal installments in September of each of 1997, 1998 and 1999.

                                     OPTIONS

         The following table sets forth information concerning the value of unexercised options held by each of the persons named in the Summary Compensation Table, as of February 1, 1997. No options were exercised by such persons during Fiscal 1997.

                        AGGREGATED OPTIONS/SAR EXERCISES
                         IN LAST FISCAL YEAR, AND FY-END
                               OPTIONS/SAR VALUES


          ----------------------------------------------------------------------------------------
                                 Number of Securities              Value of Unexercised
                                Underlying Unexercised          In-the-Money Options/SARs
                              Options/SARs at FY-End (#)               At FY-End ($)
                            ------------------------------   ---------------------------------
               Name           Exercisable   Unexercisable     Exercisable(1) Unexercisable(1)
       -------------------- -------------- ---------------   --------------- -----------------
           John T. Dixon         6,500           0               0                  0

       Eugene R. Sunderhaft      2,871           0               0                  0

           Roy M. Flood          3,000           0               0                  0

         Stephen V. Breech       4,500           0               0                  0

       Michael T. Del Viscio     1,200       1,800               0                  0


(1)      Based on the fair market value of $2.625 per share on February 1, 1997.

                      PENSION PLANS AND OTHER BENEFIT PLANS

CORPORATE PENSION PLAN

         Messrs. Dixon, Sunderhaft, Flood and Del Viscio participate in a tax-qualified, defined benefit pension plan (the "Corporate Pension Plan") for all regular full-time employees of the Company, other than employees subject to a collective bargaining agreement and other than participants in other pension plans to which the Company or any of the Company's subsidiaries contribute. The normal monthly pension benefit payable to Messrs. Dixon, Sunderhaft, Flood and Del Viscio under the Corporate Pension Plan would equal (((a) times (b)), plus ((c) times (d))), times (e), where:

         (a)      is 0.40% of average monthly compensation up to $2,500;

         (b) is credited service to retirement date, not to exceed 20 years;

         (c) is 0.90% of average monthly compensation plus 1.35% of the average monthly compensation in excess of the average Social Security wage base;

         (d) is credited service to normal retirement date, not to exceed 35 years; and

         (e) is the ratio of credited service to date to potential credited service to retirement date.

In general, accrued benefits vest after five years of service. The projected years of credited service to age 65 for Messrs. Sunderhaft, Flood and Del Viscio are 41, 23 and 18 years, respectively. As of the deemed date of his retirement (January 17, 1998), Mr. Dixon will have participated in the Corporate Pension Plan for 6 years.

         Contributions are not credited to individual participants' accounts and the amount contributed on behalf of each individual is not and cannot readily be separately or individually calculated by the Corporate Pension Plan's actuary. The following table sets forth the amount of annual pension benefit, calculated as a straight life annuity, that would be available to individual retirees retiring at age 65 after the stated number of years of credited service. The term "average monthly compensation" as used in the calculation above means the monthly average of a participant's highest aggregate compensation (including salary or wages and bonuses) during a period of five consecutive years of employment covered by the Corporate Pension Plan.



                          CORPORATE PENSION PLAN TABLE

                                                              Years of Credited Service
                                -------------------------------------------------------------------------------
         Compensation                 15               20              25               30               35
         ------------           --------------   --------------   ------------     ------------    ------------
        $125,000                    $25,575         $34,099          $42,024         $49,949          $57,874

         150,000                     30,636          40,848           50,460          60,072           69,684

         175,000                     35,698          47,597           58,896          70,195           81,495

         200,000                     40,762          54,350           67,336          80,324           93,311

         225,000                     45,824          61,098           75,773          90,447          105,122

         250,000                     50,885          67,847           84,209         100,570          116,932

         300,000                     61,011          81,348          101,085         120,822          140,559

         400,000                     81,260         108,347          134,834         161,320          187,807

         450,000                     91,386         121,848          151,710         181,572          211,434

         500,000                    101,512         135,349          168,587         201,824          235,061

         550,000                    111,635         148,847          185,459         222,070          258,682

         600,000                    121,761         162,348          202,335         242,322          282,309

         650,000                    131,887         175,849          219,211         262,574          305,936

         700,000                    142,010         189,347          236,084         282,820          329,557



NOTE: The amounts shown above are not subject to offset for Social Security benefits payable to participants in the Corporate Pension Plan. Additionally, the above table does not recognize statutory limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"), which establish a maximum compensation level (increased by certain cost of living adjustments) for determining the annual benefit amount.

BIG BEAR EMPLOYEES' PENSION PLAN AND TRUST

         Mr. Breech participates in the Big Bear Employees' Pension Plan and Trust, which is a tax-qualified, defined benefit pension plan (the "Big Bear Plan"). Generally, participants in the Big Bear Plan are entitled to a monthly pension benefit equal to the greater of (a) 1% of the participant's average monthly compensation (including salary or wages but not bonuses) during the participant's highest five consecutive calendar years of income during the last ten calendar years of employment prior to attaining 62 years of age, multiplied by the number of years of employment (not to exceed 35 years for purposes of this calculation) in which the participant worked at least 1,000 hours or (b) $25 per month for each year of credited full-time service. In general, accrued benefits vest after five years of service. The projected years of credited service to age 62 for Mr. Breech is 44 years. The following table sets forth the estimated annual benefits payable under the Big Bear Plan, assuming payments made on a straight-life annuity basis and not under any of the Big Bear Plan's survivor options to a participant upon retirement at age 62 with the indicated final average annual compensation and years of credited service.



                           BIG BEAR PENSION PLAN TABLE

                                                           Years of Credited Service
                       --------------------------------------------------------------------------------------------------
    Compensation             15               20              25               30               35               40
   --------------      --------------   --------------  --------------  ---------------  ---------------  ---------------
       $125,000            $18,750         $25,000          $31,250          $37,500          $43,750         $43,750

        150,000             22,500          30,000           37,500           45,000           52,500          52,500

        175,000             26,250          35,000           43,750           52,500           61,250          61,250

        200,000             30,000          40,000           50,000           60,000           70,000          70,000

        225,000             33,750          45,000           56,250           67,500           78,750          78,750

        250,000             37,500          50,000           62,500           75,000           87,500          87,500

        300,000             45,000          60,000           75,000           90,000          105,000         105,000

        400,000             60,000          80,000          100,000          120,000          140,000         140,000

        450,000             67,500          90,000          112,500          135,000          157,500         157,500

        500,000             75,000         100,000          125,000          150,000          175,000         175,000

        550,000             82,500         110,000          137,500          165,000          192,500         192,500

        600,000             90,000         120,000          150,000          180,000          210,000         210,000

        650,000             97,500         130,000          162,500          195,000          227,500         227,500

        700,000            105,000         140,000          175,000          210,000          245,000         245,000


NOTE: The amounts shown above are not subject to offset for Social Security benefits payable to participants in the Big Bear Plan. Additionally, the above table does not recognize statutory limitations imposed by the Code, which establish a maximum compensation level (increased by certain cost of living adjustments) for determining the annual benefit amount.

         Prior to becoming a participant in the Corporate Pension Plan, Mr. Dixon participated in the Big Bear Plan for 34 years. Mr. Flood, who currently participates in the Corporate Pension Plan, participated in the Big Bear Plan for six years.

SUPPLEMENTAL RETIREMENT INCOME PLAN

         Effective July 1, 1996, Penn Traffic established the Supplemental Retirement Income Plan (the "Supplemental Plan"), an unfunded, non-qualified plan pursuant to which certain employees of the Company will earn an additional retirement benefit. Participants in the Supplemental Plan are designated by the Compensation Committee of the Board of Directors, which is responsible for the administration of the Supplemental Plan. Each of Messrs. Dixon, Sunderhaft, Flood and Breech have been designated as a participant in the Supplemental Plan, and Mr. Hawkins was designated as a participant in the Supplemental Plan on April 1, 1997. The Supplemental Plan provides an annual retirement benefit to a participant with at least 30 years of credited service equal to 40% of the yearly average of the highest aggregate compensation (including salary or wages, bonuses and certain other payments) received by the participant during a period of five consecutive years of employment, less offsets for benefits paid under the Company's other retirement plans.

         Participants are fully vested upon five years of credited service. The annual retirement benefit payable under the Supplemental Plan will be proportionately reduced for participants who retire with fewer than 30 years of credited service and will also be reduced for participants who retire prior to age 65.




                       SUPPLEMENTAL RETIREMENT PLAN TABLE

                                                        Years of Credited Service
                       --------------------------------------------------------------------------------------------
    Compensation            5              10              15              20              25              30
  ----------------     ------------   ------------    -------------   -------------  -------------   --------------
     $125,000           $  8,333         $16,667         $25,000         $33,333        $41,667          $50,000

      150,000             10,000          20,000          30,000          40,000          50,000          60,000

      175,000             11,667          23,333          35,000          46,667          58,333          70,000

      200,000             13,333          26,667          40,000          53,333          66,667          80,000

      225,000             15,000          30,000          45,000          60,000          75,000          90,000

      250,000             16,667          33,333          50,000          66,667          83,333         100,000

      275,000             18,333          36,667          55,000          73,333          91,667         110,000

      300,000             20,000          40,000          60,000          80,000         100,000         120,000

      325,000             21,667          43,333          65,000          86,667         108,333         130,000

      350,000             23,333          46,667          70,000          93,333         116,667         140,000

      375,000             25,000          50,000          75,000         100,000         125,000         150,000

      400,000             26,667          53,333          80,000         106,667         133,333         160,000

      425,000             28,333          56,667          85,000         113,333         141,667         170,000

      450,000             30,000          60,000          90,000         120,000         150,000         180,000

      475,000             31,667          63,333          95,000         126,667         158,333         190,000

      500,000             33,333          66,667         100,000         133,333         166,667         200,000

      525,000             35,000          70,000         105,000         140,000         175,000         210,000

      550,000             36,667          73,333         110,000         146,667         183,333         220,000

      575,000             38,333          76,667         115,000         153,333         191,667         230,000

      600,000             40,000          80,000         120,000         160,000         200,000         240,000

      625,000             41,667          83,333         125,000         166,667         208,333         250,000

      650,000             43,333          86,667         130,000         173,333         216,667         260,000

      675,000             45,000          90,000         135,000         180,000         225,000         270,000

      700,000             46,667          93,333         140,000         186,667         233,333         280,000

NOTE: The amounts shown above are subject to offset for benefits paid under the Company's other retirement plans.

                            COMPENSATION OF DIRECTORS

         In Fiscal 1997, directors who were not regularly employed by the Company received an annual fee of $20,000. Each such director was also paid a fee of $1,000 for attendance at each Board meeting or committee meeting he or she attended and a fee of $500 for each committee meeting held in conjunction with a Board meeting he or she attended. Directors were also paid $1,000 for each full day and $500 for each half day on which they performed duties on behalf of the Board at the request of the Chief Executive Officer if such duties required them to be away from their principal place of occupation. Directors who are officers of the Company do not receive fees for attending meetings of the Board of Directors or its committees.

         During Fiscal 1997, Penn Traffic engaged MTH to provide financial consulting and business management services, for which MTH received fees of $1,405,600. Fees payable to MTH for such services during Fiscal 1998 will be approximately $1,437,000. Mr. Hirsch is a general partner of the managing general partner of MTH, and Mr. Fox is an Executive Vice President of MTH.

         During Fiscal 1997, Mr. Incaudo, who served as President and Chief Executive Officer of the Company until his retirement on January 28, 1995, acted as a consultant to the Company pursuant to an employment agreement entered into with the Company in February 1992. This agreement provided that Mr. Incaudo would provide advisory services concerning the business affairs and management of the Company during the two-year period following his retirement. Pursuant to this agreement, Penn Traffic paid Mr. Incaudo $150,000 for his services during Fiscal 1997.

         During Fiscal 1997, Penn Traffic paid fees of $153,000 to J.A. Lash & Co., a management consulting company organized by Mr. Lash.

         Certain of the Company's directors have been awarded shares of restricted stock under the 1993 Plan, which was approved by the vote of a majority of the stockholders of Penn Traffic at the 1993 Annual Meeting of Stockholders. During Fiscal 1994, 125,000 shares of restricted stock were awarded to Mr. Hirsch, 15,000 shares of restricted stock were awarded to Mr. Fox and 7,500 shares of restricted stock were awarded to Mr. Lash. These shares were valued at $4,687,500, $562,000 and $281,250, respectively, on the date of grant. Vesting of the shares of restricted stock granted pursuant to such awards is contingent upon attainment, subsequent to the date of grant, of EBITDA levels of $265 million in any period of four consecutive fiscal quarters or $500 million in any period of eight consecutive fiscal quarters. Such shares will be forfeited if such performance levels are not achieved by the end of the fiscal quarter ended May 2, 1998. To encourage the retention of shares by participants, upon vesting of the restricted stock, the Company will make a cash payment to each participant equal to the amount of income tax payable by such participant in respect of the award and the cash payment, if such participant agrees not to sell his shares for at least two years beyond vesting and to refund the payment if he resigns within such two-year period. No other directors have received awards of restricted stock under the 1993 Plan. See "Executive Compensation - Compensation Committee Report."

         The Penn Traffic Company Amended and Restated Directors' Stock Option Plan (the "Restated Directors' Plan") was adopted by the Board of Directors on April 2, 1996 as the successor to The Penn Traffic Company Directors' Stock Option Plan. The Restated Directors' Plan was approved by the vote of a majority of the stockholders of Penn Traffic at the 1996 Annual Meeting of Stockholders. The Restated Plan provides for the automatic grant to non-employee directors of an option to purchase 1,500 shares of Common Stock (subject to antidilution adjustments) upon appointment to the Board of Directors, and thereafter annually, as of the first business day after the conclusion of each Annual Meeting of Stockholders at a price equal to the fair market value (as defined in the Restated Directors' Plan) of such shares on the date of the grant. On June 5, 1996, pursuant to the Restated Directors' Plan, each of Messrs. DePalma, Poster and Segal and Ms. Engel received an option to purchase 1,500 shares of Common Stock at a price of $10.625 per share.

                 EMPLOYMENT CONTRACTS AND TERMINATION AGREEMENTS

         In connection with Mr. Hawkins' employment with the Company commencing on March 11, 1997, the Company and Mr. Hawkins entered into an employment agreement dated as of that date. This agreement provides for the appointment of Mr. Hawkins as President and Chief Executive Officer of the Company for a term commencing on April 1, 1997 and ending on January 31, 2001. Pursuant to the agreement, Mr. Hawkins will receive an initial annual base salary of $450,000, subject to increase at the discretion of the Board of Directors (the "Base Salary"). The agreement also provides that Mr. Hawkins will be eligible to receive an annual cash bonus of up to 100% of his Base Salary depending on the Company's performance during each fiscal year, provided that Mr. Hawkins' bonus will not be less than 50% of his Base Salary (the "Target Bonus") in respect of any fiscal year in which the Company reaches its performance goals for the year as determined by the Board of Directors. For the fiscal year ending January 31, 1998 ("Fiscal 1998"), Mr. Hawkins' will receive a bonus of $225,000, which bonus will be paid to him without regard to the Company's attainment of the performance goals. In addition, in April 1997, Mr. Hawkins received a supplemental cash payment of $2,242,760, which payment compensated him for loss of benefits under arrangements with his prior employer.

         Pursuant to his employment agreement, on March 11, 1997, Mr. Hawkins was granted an award of options to purchase 400,000 shares of Common Stock at an exercise price of $4.0625 per share, equal to the fair market value of the shares of Common Stock underlying the options on the date of the grant. These options are subject to vesting limitations and are currently exercisable for up to 20% of the total number of shares subject to the options, with the remaining 80% vesting in four equal installments on April 1 of each of 1998, 1999, 2000 and 2001. Options to purchase 36,900 shares of Common Stock (all of which are designated as "incentive stock options") were awarded pursuant to the Company's 1993 Plan, and options to purchase 363,100 shares of Common Stock (86,175 of which are designated as "incentive stock options") were awarded pursuant to the Company's 1997 Performance Incentive Plan.

         The employment agreement provides that if the employment of Mr. Hawkins is terminated by the Company other than (i) as a result of Mr. Hawkins' disability or (ii) for cause, or if Mr. Hawkins terminates his employment for good reason following a change in control, the Company will be required to make certain payments to Mr. Hawkins, including the following: (x) if such termination occurs on or prior to February 1, 2000, Base Salary and Target Bonus payments equal to the amounts he would have been entitled to receive in accordance with the Company's normal payroll practices if the termination had not occurred and the Company had attained its performance goals in the year of termination and in each succeeding twelve-month period up to and including February 1, 2001, or (y) if such termination occurs subsequent to February 1, 2000, a lump-sum payment equal to one year's Base Salary and the Target Bonus in respect thereof which Mr. Hawkins would have been entitled to receive if the Company had attained its performance goals for the fiscal year ending February 1, 2001. A resignation is deemed to be for good reason if it follows the occurrence of any of the following events after a change in control of the Company: the assignment to Mr. Hawkins of duties inconsistent with his positions, duties, responsibilities and status with the Company prior to the change in control, or a substantial diminution in the nature or status or Mr. Hawkins' responsibilities from those in effect immediately prior to the change in control; the taking of any action that would materially reduce Mr. Hawkins' compensation or benefits under plans, programs or arrangements in effect immediately prior to the change in control; or the requirement that Mr. Hawkins be based more than 25 miles from the location where he is based immediately prior to the change in control.

         Until September 30, 1996, Mr. Dixon served as President and Chief Executive Officer of the Company. Mr. Dixon's employment agreement provided that, for Fiscal 1997, Mr. Dixon was entitled to receive a base salary of not less than $400,000 and a cash bonus of up to 50% of his base salary. In connection with Mr. Dixon's early retirement from the Company, the Company and Mr. Dixon entered into an agreement pursuant to which Mr. Dixon will receive $523,077, equal to his salary for the period from September 30, 1996 through January 17, 1998. The agreement also entitles Mr. Dixon to receive continued group health care benefits through November 30, 2004, continued group term life insurance through November 30, 1999, reimbursement of certain moving expenses, and transfer to him of title to his Company car. The agreement further provides that January 17, 1998 will be deemed Mr. Dixon's normal retirement date for purposes of the Company's pension plans. In addition, Mr. Dixon will retain the award of 27,500 shares of restricted stock previously granted to him under the Company's 1993 Plan and the stock options previously granted to him under the Company's 1988 Stock Option Plan will remain exercisable. See also Note (3) to the Summary Compensation Table.

                          COMPENSATION COMMITTEE REPORT

         The Compensation Committee of the Board of Directors is currently composed of Messrs. Segal (Chairman) and DePalma.

         An important objective of the Compensation Committee is to ensure that the compensation practices of the Company are competitive and effectively designed to attract, retain and motivate executive officers whose contributions are critical to the long-term success of the Company. The Company uses a total compensation program that consists of annual compensation paid in the form of salary and cash bonuses under short-term incentive plans, and compensation paid under long-term incentive plans.

ANNUAL COMPENSATION

SALARY

         Salary adjustments for executive officers are generally made annually, and are based on salary for the prior year, executive salary movement nationally within the food distribution industry, individual performance, length of service and internal comparability considerations. Pursuant to the employment agreement entered into by the Company and Mr. Dixon in connection with Mr. Dixon's appointment as President and Chief Executive Officer of the Company on January 29, 1995, Mr. Dixon was entitled to receive a base salary of not less than $400,000 for Fiscal 1997. Pursuant to the employment agreement entered into by the Company and Mr. Hawkins dated March 11, 1997 in connection with Mr. Hawkins' appointment as President and Chief Executive Officer for a term commencing on April 1, 1997 and ending on January 31, 2001, Mr. Hawkins will receive an annual Base Salary of not less than $450,000.

CASH BONUS PLANS

         Cash bonuses are paid to executive officers under the Company's Corporate Incentive Plan. Participants in the Corporate Incentive Plan are determined by the Board of Directors upon recommendation of the Compensation Committee. Target bonus opportunities under the Corporate Incentive Plan are based on achievement of previously established financial results for the Company or one of its divisions, and on achievement of individual objectives. Messrs. Hawkins, Sunderhaft, Flood, Breech and Del Viscio will be eligible to participate in the Corporate Incentive Plan in Fiscal 1998.

         During Fiscal 1997 and Fiscal 1996, Messrs. Dixon, Sunderhaft, Flood, Breech and Del Viscio participated in the Corporate Incentive Plan. No awards were made to Messrs. Dixon, Sunderhaft, Flood or Breech under the Corporate Incentive Plan in Fiscal 1997 or Fiscal 1996, and no award was made to Mr. Del Viscio in Fiscal 1997. For Fiscal 1996, Mr. Del Viscio received a bonus of $30,000 under the Corporate Incentive Plan, which bonus had been agreed to as part of the compensation arrangement made with Mr. Del Viscio when he joined the Company in July 1995.

         During Fiscal 1995, Messrs. Dixon and Sunderhaft participated in the Corporate Incentive Plan, and Messrs. Flood and Breech participated in the Big Bear Supplemental Plan, a bonus plan then in effect for eligible employees of the Big Bear division. For Fiscal 1995, Mr. Dixon received $60,785 and Mr. Sunderhaft received $53,040 under the Corporate Incentive Plan. These bonuses were based upon target bonus opportunities ranging from 33% to 40% of salary, with maximum bonus opportunities for exceeding established objectives set at 125% of target bonus. Target bonus opportunities were allocated between financial objectives and personal objectives. Financial objectives reflected a variety of financial goals, including EBITDA (earnings before interest expense, income taxes, depreciation, amortization and LIFO provision). Achievement of individual objectives was assessed by the Board of Directors upon the recommendation of the Compensation Committee, which received the recommendation of the Chief Executive Officer with respect thereto. For Fiscal 1995, Mr. Flood received $62,800 and Mr. Breech received $40,872 under the Big Bear Supplemental Plan. These bonuses were based upon target bonus opportunities ranging from 40% to 50% of salary, with the maximum bonus payable if Big Bear achieved its plan EBITDA and adjustments for lesser performance.

LONG-TERM INCENTIVE PLANS

         In addition to annual compensation, the Company provides to certain of its officers, employees and independent contractors long-term incentive compensation under the Company's 1993 Plan, which was adopted in March 1993 as the successor to the Company's 1988 Stock Option Plan.

         The 1993 Plan was approved by the vote of a majority of the stockholders of the Company at the 1993 Annual Meeting of Stockholders. The 1993 Plan permitted the Company to provide incentive compensation of the types commonly known as restricted stock, stock options, stock appreciation rights, and phantom stock, as well as other types of incentive compensation. All awards under the 1993 Plan were made in the form of awards of shares of restricted stock or awards of options to purchase shares of Common Stock. The 1993 Plan provided that a maximum of 350,000 shares of Common Stock could be paid to participants under the 1993 Plan and/or purchased pursuant to stock options granted under the 1993 Plan, subject to antidilution and other adjustments specified in the 1993 Plan. As of April 1, 1997, no shares of Common Stock remained available for awards pursuant to the 1993 Plan.

         For all awards of restricted stock made prior to the end of Fiscal 1995, vesting of the shares of restricted stock granted pursuant to such awards is contingent upon attainment, subsequent to the date of grant, of EBITDA levels of $265 million in any period of four consecutive fiscal quarters or $500 million in any period of eight consecutive fiscal quarters. Such shares will be forfeited if such performance levels are not achieved by the end of the fiscal quarter ended May 2, 1998. Vesting of awards of restricted stock made subsequent to the end of Fiscal 1995 is also conditioned upon the recipient's remaining in the employ of the Company for an additional two years following the last fiscal quarter in which the required EBITDA performance level was attained. To encourage the retention of shares by participants, upon vesting of the restricted stock the Company will make a cash payment to each participant equal to the amount of income and employment taxes payable by such participant in respect of the award and the cash payment, if such participant agrees not to sell his shares for at least two years beyond vesting and to refund the payment if he leaves the Company within such two-year period.

         The Compensation Committee considered that the EBITDA vesting condition of the restricted stock awards provides a performance incentive that is related to stockholder value. With respect to awards of restricted stock made prior to the end of Fiscal 1995, the Committee considered the EBITDA target, which was recommended by management, in light of the Company's financial plan. The Committee concluded that achievement of the EBITDA target in three years would reflect outstanding performance by management, achievement of the EBITDA target in four years would reflect above average performance and achievement of the EBITDA target in five years would reflect average performance. The terms of the awards provide that if the EBITDA targets are not achieved by the end of the fiscal quarter ended May 2, 1998, the awards are forfeited. The Compensation Committee considered permitting partial vesting of the shares at the end of the fiscal quarter ended May 2, 1998, depending upon how close to achieving the EBITDA target the Company had come, but ultimately decided upon forfeiture rather than partial vesting so as not to diminish the incentive to achieve the EBITDA target. With respect to awards of restricted stock made subsequent to the end of Fiscal 1995, the Committee determined that it would be advisable to maintain the same EBITDA target as was used for previous awards, but to require the participant to remain in the employ of the Company for an additional two years following the last fiscal quarter in which the required EBITDA performance level was attained in order for the shares to vest.

         The Board of Directors has adopted, as a successor to the 1993 Plan, a new performance incentive plan which will be submitted for stockholder approval at the 1997 Annual Meeting. See Item 2. "Approval of Penn Traffic's 1997 Performance Incentive Plan" below for a description of this plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

         Until September 30, 1996, John T. Dixon served as President and Chief Executive Officer of the Company. During his term as President and Chief Executive Officer, Mr. Dixon was compensated pursuant to the terms of an employment agreement dated as of January 29, 1995. This employment agreement provided that Mr. Dixon was entitled to a base salary of not less than $400,000 for Fiscal 1997. The agreement also provided that Mr. Dixon was eligible to receive, at the discretion of the Board of Directors, a cash bonus under the Corporate Incentive Plan of up to 50% of his base salary. In addition, at the time of his appointment as President and Chief Executive Officer, Mr. Dixon received an award of 20,000 shares of restricted stock under the 1993 Plan. These shares were valued at $782,500 on the date of the grant. In determining the salary to be paid to Mr. Dixon, the Board of Directors considered Mr. Dixon's salary prior to becoming President and Chief Executive Officer of the Company, the salary paid to the Company's prior President and Chief Executive Officer and the salaries paid to chief executive officers at other supermarkets comparable in size to Penn Traffic. The Company and Mr. Dixon entered into an agreement in connection with Mr. Dixon's early retirement as President and Chief Executive Officer of the Company. See "Employment Contracts and Termination Agreements" above.

         In connection with Mr. Hawkins' employment with the Company commencing on March 11, 1997, the Company and Mr. Hawkins entered into an employment agreement dated as of that date. This agreement provides for the appointment of Mr. Hawkins as President and Chief Executive Officer of the Company for a term commencing on April 1, 1997 and ending on January 31, 2001. Pursuant to the agreement, Mr. Hawkins will receive an initial annual Base Salary of $450,000, subject to increase at the discretion of the Board of Directors. The agreement also provides that Mr. Hawkins will be eligible to receive an annual cash bonus of up to 100% of his Base Salary depending on the Company's performance during each fiscal year, provided that Mr. Hawkins' bonus will not be less than 50% of his Base Salary in respect of any fiscal year in which the Company reaches its performance goals for the year as determined by the Board of Directors. For Fiscal 1998, Mr. Hawkins will receive a bonus of $225,000, which bonus will be paid to him without regard to the Company's attainment of the performance goals. In addition, in April 1997, Mr. Hawkins received a supplemental cash payment of $2,242,760, which payment compensated him for loss of benefits under arrangements with his prior employer.

         Pursuant to his employment agreement, on March 11, 1997, Mr. Hawkins was granted an award of options to purchase 400,000 shares of Common Stock at an exercise price of $4.0625 per share, equal to the fair market value of the shares of Common Stock underlying the options on the date of the grant. These options are subject to vesting limitations and are currently exercisable for up to 20% of the total number of shares subject to the options, with the remaining 80% vesting in four equal installments on April 1 of each of 1998, 1999, 2000 and 2001. Options to purchase 36,900 shares of Common Stock (all of which are designated as "incentive stock options") were awarded pursuant to the Company's 1993 Plan, and options to purchase 363,100 shares of Common Stock (86,175 of which are designated as "incentive stock options") were awarded pursuant to the Company's 1997 Performance Incentive Plan. In determining the salary to be paid to Mr. Hawkins, the Board of Directors considered the salaries paid to chief executive officers at other supermarkets comparable in size to Penn Traffic. With regard to the supplemental cash payment of $2,242,760 made to Mr. Hawkins in April 1997, the Board of Directors considered the need to compensate Mr. Hawkins for loss of benefits under arrangements with his prior employer. In determining to award Mr. Hawkins options to purchase 400,000 shares of Common Stock, the Compensation Committee desired to provide Mr. Hawkins with a significant incentive for the creation of stockholder value over the long term.

         The Revenue Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m), which became effective for tax years beginning January 1, 1994, disallows a deduction to the Company for any compensation paid to a "covered employee" in excess of $1 million per year, subject to certain exceptions. In general, "covered employees" include the Chief Executive Officer and the four other most highly compensated executive officers of the Company who are in the employ of the Company at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for "performance-based compensation." Those requirements include the establishment of objective performance goals by a committee of the Board of Directors composed solely of two or more outside directors, stockholder approval of the material terms of the performance goals under which the compensation is to be paid prior to payment of such compensation, and certification by the Compensation Committee that the performance goals have been achieved. While the Compensation Committee believes that the Company should seek to obtain maximum deductibility of compensation paid to executive officers, the Compensation Committee also believes that the interests of the Company and its stockholders are best served by assuring that appropriate compensation arrangements are established to attract, retain and motivate executive officers.

         The Compensation Committee has endeavored, to the extent it deems consistent with the best interests of the Company, to cause awards of long-term incentive compensation to qualify as "performance-based compensation." To that end, the 1997 Performance Incentive Plan (the "1997 Plan") is being submitted for approval by the stockholders of the Company at the 1997 Annual Meeting so that compensation payable under certain long-term incentive awards made under the 1997 Plan after the date of stockholder approval may qualify for deductibility under Section 162(m). If the 1997 Plan is not approved by stockholders, no additional awards will be made thereunder. However, in order to attract Mr. Hawkins to the Company, the Compensation Committee determined that the award of options to purchase shares of Common Stock made to Mr. Hawkins in March 1997 should not be conditioned upon stockholder approval of the 1997 Plan, and neither the award of options made to Mr. Hawkins pursuant to the 1997 Plan nor the award of options made to Mr. Hawkins pursuant to the 1993 Plan will qualify as "performance-based compensation" for purposes of Section 162(m). The supplemental cash payment of $2,242,760 made to Mr. Hawkins as compensation for loss of benefits under arrangements with his prior employer does not qualify for any exception from Section 162(m). The Compensation Committee believes that, in light of the future contribution which Mr. Hawkins is expected to make to the success of the Company, it was in the Company's best interests to enter into the above-described compensation arrangements with Mr. Hawkins in order to attract him to the Company.

         With respect to other compensation that may be paid to executive officers of the Company in the future, the Compensation Committee will consider the requirements of Section 162(m) and will make determinations based upon the best interests of the Company and its stockholders.

         The Company also provides to its executive officers other compensation, such as retirement income, described elsewhere in this Proxy Statement. The amounts of these benefits generally are tied directly to salaries, as variously defined in the relevant plans. Such additional benefits are believed to be typical of the benefits provided by other public companies to their executives.


                                Richard D. Segal, Chairman
                                Eugene A. DePalma

                              PERFORMANCE GRAPH(1)

         Following is a graph which compares for fiscal years 1993 through 1997 the cumulative total stockholder return on the Common Stock, the cumulative total return on Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the cumulative total return on Standard & Poor's Food Retail Index(2) (the "S&P Food Retail Index").




                                   [GRAPH]



Measurement
Period (Fiscal
Year Covered)      Penn Traffic        S&P 500 Index      S&P Food Retail Index
--------------     ------------        -------------      ---------------------
    1992               100                 100                    100
    1993               118                 107                    125
    1994               132                 118                    117
    1995               131                 115                    127
    1996                57                 156                    158
    1997                 9                 192                    182


------------------
(1) Assumes $100 invested on February 1, 1992 in Penn Traffic Common Stock, S&P 500 Index and S&P Food Retail Index (also assumes reinvestment of dividends).

(2) Includes Albertson's, American Stores, , Giant Food, Great Atlantic & Pacific, Kroger and Winn-Dixie. For fiscal years 1993 through 1996, Bruno's was included in the S&P Food Retail Index.

                              CERTAIN TRANSACTIONS

         Mr. Poster, a director of the Company, is a partner in the law firm of Gilmartin, Poster & Shafto. During Fiscal 1997, Gilmartin, Poster & Shafto provided legal services to Penn Traffic in connection with various matters, for which Gilmartin, Poster & Shafto received fees in the aggregate amount of $228,471.

         See also "Compensation of Directors" above.


          2. APPROVAL OF PENN TRAFFIC'S 1997 PERFORMANCE INCENTIVE PLAN

GENERAL

         The Board of Directors believes that it is in the best interests of the Company and its stockholders to provide long-term incentives to officers, employees and independent contractors who are responsible for the continued success and growth of the Company and its subsidiaries. To provide those incentives and to assist the Company in attracting and retaining executives of experience and ability on a basis competitive with industry practices, the Board of Directors in November 1996 adopted Penn Traffic's Performance Incentive
Plan, which was amended and restated in April 1997 (the "1997 Performance Incentive Plan," hereinafter referred to as the "1997 Plan"). The 1997 Plan is the successor to the Company's 1993 Long-Term Incentive Plan (the "1993 Plan"). As of April 1, 1997, no additional shares of Common Stock were available for awards under the 1993 Plan. Whether or not the 1997 Plan is approved by the Company's stockholders at the 1997 Annual Meeting, shares of restricted stock and stock options previously granted under the 1993 Plan will remain outstanding pursuant to the terms of the 1993 Plan and the awards made thereunder.

         The 1997 Plan permits the Company to provide incentive compensation of the types commonly known as stock options, stock appreciation rights, restricted stock and phantom stock, as well as other types of incentive compensation. A maximum of 1,500,000 shares of Common Stock may be paid to participants under the 1997 Plan and/or purchased pursuant to stock options granted under the 1997 Plan, subject to antidilution and other adjustments specified in the 1997 Plan.

         In connection with Mr. Hawkins employment with the Company commencing on March 11, 1997, the Company and Mr. Hawkins entered into an employment agreement which provided for the award to Mr. Hawkins on that date of options to purchase 400,000 shares of Common Stock. Options to purchase 363,100 shares of Common Stock were awarded to Mr. Hawkins under the 1997 Plan, and options to purchase 36,900 shares of Common Stock were awarded to Mr. Hawkins pursuant to the 1993 Plan. See "Employment Contracts and Termination Agreements" above. The award made to Mr. Hawkins pursuant to the 1997 Plan is not conditioned upon stockholder approval of the 1997 Plan and will continue to be outstanding and may be exercised in accordance with its terms whether or not the 1997 Plan is approved by the Company's stockholders at the 1997 Annual Meeting. Additional awards of options to purchase an aggregate of 22,500 shares of Common Stock were made under the 1997 Plan to four new employees of the Company on April 21, 1997. The awards made to the four new employees of the Company are subject to approval of the 1997 Plan by the stockholders of Penn Traffic at the 1997 Annual Meeting and, if the 1997 Plan is not approved by stockholders, no further awards will be made under the 1997 Plan. It is expected that, if the 1997 Plan is approved by the Company's stockholders at the 1997 Annual Meeting, the Compensation Committee will consider making additional awards to a broad range of the Company's officers, employees and independent contractors, including Messrs. Hirsch, Fox and Lash, all of whom are directors of the Company. See "1997 Plan Benefits" below.

         A summary of the principal provisions of the 1997 Plan is set forth below. This summary is qualified in its entirety by reference to the full text of the 1997 Plan, which is attached as Exhibit A to this Proxy Statement.

ADMINISTRATION

         The 1997 Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1997 Plan, the Compensation Committee will have the exclusive authority to determine the individuals to whom awards will be made under the 1997 Plan and the type, size and terms of such awards, to construe, interpret and implement the provisions of the 1997 Plan, and to make all other determinations deemed necessary or advisable for the administration of the 1997 Plan.

SHARES AVAILABLE

         The maximum number of shares of Common Stock available for issuance under the 1997 Plan will be 1,500,000, subject to antidilution and other adjustments specified in the 1997 Plan. Such shares of Common Stock may be authorized and unissued shares or shares held by the Company as treasury shares. On April 24, 1997, the per share fair market value (as defined in the 1997 Plan) of the Common Stock was $6.3125, and the aggregate fair market value of the 1,500,000 shares of Common Stock subject to the 1997 Plan was $9,468,750. The shares available for issuance under the 1997 Plan represent approximately 13.8% of the Company's outstanding Common Stock as of April 24, 1997. There is no limit specified in the 1997 Plan on the aggregate amount of cash which may be paid pursuant to awards granted under the 1997 Plan.

         If any shares of Common Stock subject to an award under the 1997 Plan are forfeited or the award is settled in cash or otherwise terminated for any reason without an actual distribution of shares of Common Stock, the shares subject to such award will again be available for awards under the 1997 Plan. If the terms of any award allow a participant to acquire or receive payment with regard to a stated number or maximum number of shares of Common Stock by alternatively exercising options or receiving cash and/or shares of Common Stock pursuant to other forms of awards or forfeiting without consideration any restricted stock (whether or not any of the foregoing shall have been granted at the same time or a different time), the total number of shares of Common Stock which shall be deemed granted shall be limited to only the maximum number which can be so acquired or received. In the event of certain changes in the Company's capital structure, including any subdivision or combination of the outstanding shares of Common Stock, stock dividend, capital reorganization, liquidation, reclassification of shares, merger, consolidation, or sale, lease or transfer of substantially all of the assets of the Company, the Board of Directors may make such equitable adjustments in the 1997 Plan and awards under the 1997 Plan, including adjustments in the number of shares of Common Stock which may thereafter be delivered or purchased under the 1997 Plan, as it may deem appropriate. In the event of any tender offer or exchange offer (other than an offer by the Company) for shares of Common Stock, the Compensation Committee is authorized to make such adjustments in outstanding awards and take such action as it may deem appropriate to enable recipients of outstanding awards to avail themselves of the benefits of such offer, including, without limitation, acceleration of payment or exercise dates and purchase of outstanding stock options. The Compensation Committee may also adjust performance conditions and other terms of awards in response to unusual or nonrecurring events or to changes in applicable laws, regulations or accounting principles, except to the extent that such adjustment would adversely affect the status of any outstanding Performance-Based Awards (as defined in the 1997 Plan) as "performance-based compensation" under Section 162(m) of the Code or would cause any outstanding option to violate Section 422(b)(1) of the Code with respect to incentive stock options.

ELIGIBILITY

         The Compensation Committee may select participants in the 1997 Plan from among the officers, employees and independent contractors of the Company and its subsidiaries. The term "subsidiary," as used in the 1997 Plan, means any corporation, partnership, joint venture or other business entity a majority of whose outstanding voting securities is beneficially owned, directly or indirectly, by the Company. There are currently approximately 500 officers, employees and independent contractors who are eligible for participation in the 1997 Plan.

AWARDS

         The 1997 Plan is designed to give the Compensation Committee the maximum flexibility in providing incentive compensation to officers, employees and independent contractors of the Company and its subsidiaries. The 1997 Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, bonus stock, awards in lieu of cash obligations and other stock-based awards. The 1997 Plan also permits cash payments either as a separate award or as a supplement to a stock-based award, and for the income and employment taxes imposed on a participant in respect of any award. Since the Compensation Committee may, in its discretion, grant a combination of an option, stock appreciation rights, other stock-based awards and a cash award, it is possible that one or more restrictions or requirements in the 1997 Plan applicable to any individual type of award, including the requirement that options be granted at fair market value, can, in effect, be avoided. The Compensation Committee has no current intention of taking such action.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

         The Compensation Committee is authorized to grant stock options, including both incentive stock options ("ISOs"), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and is also authorized to grant stock appreciation rights ("SARs") entitling the participant to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the grant price of the SAR. The exercise price per share of Common Stock subject to an option and the grant price of an SAR is determined by the Compensation Committee, provided that the exercise price may not be less than the fair market value of the Common Stock on the date of grant. However, the 1997 Plan also allows the Compensation Committee to grant an option, an SAR or other award allowing the purchase of Common Stock at an exercise price or grant price less than fair market value when it is granted in substitution for some other award or retroactively in tandem with an outstanding award. In those cases, the exercise or grant price may be the fair market value at that date, at the date of the earlier award or at that date reduced by the fair market value of the award required to be surrendered as a condition to the receipt of the substitute award. Fair market value is defined in the 1997 Plan as the mean of the high and low sales prices of a share of Common Stock on the relevant date as reported on the stock exchange or market on which the Common Stock is primarily traded, or, if no sale is made on such date, then fair market value is a weighted average of the mean of the high and low sales prices of the Common Stock on the next preceding day and the next succeeding day on which such sales were made as reported on the stock exchange or market on which the Common Stock is primarily traded. The terms of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment will be fixed by the Compensation Committee, except that no ISO or SAR granted in tandem therewith will have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash or in Common Stock, outstanding awards or other property (possibly including notes or obligations to make payment on a deferred basis, or through "cashless exercises") having a fair market value equal to the exercise price, as the Compensation Committee may determine from time to time. The Compensation Committee also may permit a participant to surrender an option in consideration of a cash payment by the Company equal to the difference between the aggregate exercise price of the shares of Common Stock covered by the option and the aggregate fair market value of such shares on the date of surrender, or partly in shares of Common Stock and partly in cash. The Compensation Committee also determines the methods of exercise and settlement and certain other terms of the SARs.

RESTRICTED STOCK

         The 1997 Plan also authorizes the Compensation Committee to grant restricted stock. Restricted stock is an award of shares of Common Stock which may not be disposed of by participants and which may be forfeited in the event of certain terminations of employment or certain other events prior to the end of a restriction period established by the Compensation Committee. Such an award entitles the participant to all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any dividends thereon, unless otherwise determined by the Compensation Committee.

OTHER STOCK-BASED AWARDS, BONUS STOCK AND AWARDS IN LIEU OF CASH OBLIGATIONS

         In order to enable the Company to respond to business and economic developments and trends in executive compensation practices, the 1997 Plan authorizes the Compensation Committee to grant awards that are denominated or payable in, or valued in whole or in part by reference to the market value of, Common Stock. The Compensation Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the period during which awards will be outstanding and forfeiture conditions and restrictions on awards. In addition, the Compensation Committee is authorized to grant shares as a bonus, free of restrictions, or to grant shares or other awards in lieu of Company obligations to pay cash or deliver other property under other plans or compensatory arrangements, subject to such terms as the Compensation Committee may specify.

CASH PAYMENTS AND TAX BONUSES

         The Compensation Committee may grant the right to receive cash payments, whether as a separate award or as a supplement to any stock-based awards. Also, to encourage participants to retain awards payable in stock by providing a source of cash sufficient to pay the income and employment taxes imposed as a result of a payment pursuant to, or the exercise or vesting of, any award, the 1997 Plan authorizes the Compensation Committee to grant a tax bonus (a "Tax Bonus") in respect of any award.

PERFORMANCE-BASED AWARDS

         The Compensation Committee may (but is not required to) grant awards pursuant to the 1997 Plan which are intended to qualify as "performance-based compensation" under Section 162(m) of the Code (a "Performance-Based Award"). Such Performance-Based Awards would be made to persons who are "Covered Employees" for purposes of Section 162(m) (generally, the Chief Executive Officer and the four other most highly compensated executive officers of the Company at the end of the tax year). If the Compensation Committee grants an award as a Performance-Based Award, the right to receive payment of such award, other than stock options and SARs granted at not less than fair market value on the date of grant, will be conditional upon the achievement of performance goals established by the Compensation Committee in writing at the time such Performance-Based Award is granted. Such performance goals may vary from participant to participant and from Performance-Based Award to Performance-Based Award. The goals will be based upon (i) the attainment of specific amounts of, or increases in, one or more of the following: revenues, earnings, earnings per share, operating income, cash flow, net worth, book value, stockholders' equity, financial return ratios, market performance, or total stockholder return, and/or
(ii) the completion of certain business or capital transactions. Before any Performance-Based Award is paid, the Compensation Committee will certify in writing that the performance goals applicable to the Performance-Based Award were in fact satisfied.

         The maximum amount which may be granted as Performance-Based Awards to any participant in any calendar year shall not exceed (i) stock-based awards for 500,000 shares of Common Stock (whether payable in cash or Common Stock), subject to adjustment as provided in the 1997 Plan, (ii) a Tax Bonus payable with respect to the stock-based awards described in clause (i), and (iii) cash payments (other than Tax Bonuses) of $500,000. The Compensation Committee has the discretion to grant an award to a participant who may be a Covered Employee which is not a Performance-Based Award.

OTHER TERMS OF AWARDS

         In the discretion of the Compensation Committee, awards may be settled in cash, Common Stock, other awards or other property. The Compensation Committee may require or permit participants to defer the distribution of all or part of an award in accordance with such terms and conditions as the Compensation Committee may establish, including payment of reasonable interest on any deferred amount under the 1997 Plan. Awards granted under the 1997 Plan are generally not assignable or transferable by a participant except, in the event of participant's death, to his designated beneficiary or by will or the laws of descent and distribution; provided, however, that the Compensation Committee may, in its discretion, permit certain transfers of awards under the 1997 Plan to or for the benefit of immediate family members of the participant.

         The 1997 Plan grants the Compensation Committee broad discretion in the operation and administration of the 1997 Plan. This discretion includes the authority to make adjustments in the terms and conditions of, and the criteria included in performance conditions related to, any awards in recognition of unusual or nonrecurring events affecting the Company or in response to changes in applicable laws, regulations or accounting principles. However, no such adjustment may adversely affect the status of any outstanding Performance-Based Awards as "performance-based compensation" under Section 162(m) of the Code, or cause any outstanding option to violate Section 422(b)(1) of the Code with respect to ISOs. Furthermore, the Compensation Committee can waive any condition applicable to any award, and may in its discretion adjust any performance condition specified in connection with any award, in view of the Compensation Committee's assessment of the Company's strategy, performance of comparable companies or other circumstances. However, no such adjustment may adversely affect the status of any outstanding Performance-Based Award as "performance-based compensation" under Section 162(m) of the Code.

         Awards under the 1997 Plan generally will be granted for no consideration other than services. The Compensation Committee may, however, grant awards alone, in addition to, in tandem with, or in substitution for, any other award under the 1997 Plan, other awards under other Company plans, including the 1993 Plan, or other rights to payment from the Company. Awards granted in addition to or in tandem with other awards may be granted either at the same time or at different times. If an award is granted in substitution for another award, the participant must surrender such other award in consideration for the grant of the new award.

CHANGE OF CONTROL

         In the event of a change of control of the Company, all awards granted under the 1997 Plan (including Performance-Based Awards) that are still outstanding and not yet vested or exercisable or which are subject to restrictions will become immediately 100% vested in each participant or will be free of any restrictions, and will be exercisable for the remaining duration of the award. All awards that are exercisable as of the effective date of the change of control will remain exercisable for the remaining duration of the award.

         Under the 1997 Plan, a change of control means an event or series of events by which: (i) any person (other than Riverside Acquisition Company, Limited Partnership, Miller Tabak Hirsch + Co., or any affiliate of either thereof) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the outstanding shares of Common Stock of the Company or of securities representing 50% or more of the combined voting power of the Company's voting securities, (ii) the Company consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into the Company, in each case pursuant to a transaction (other than a transaction between the Company and its subsidiaries) (x) after giving effect to which the persons who were directors of the Company immediately prior to the transaction do not constitute a majority of the Board of Directors of the successor or survivor entity and (y) in which the outstanding voting securities of the Company are changed into or exchanged for cash, securities or other property, with the effect that all or substantially all of the persons who were the beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger or consolidation, or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new or replacement directors whose election by the Company's Board of Directors, or whose nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the directors then in office.

AMENDMENT AND TERMINATION

         The Board of Directors, without the consent of any participant, may at any time terminate or from time to time amend the 1997 Plan in whole or part, provided, however, that no such action will adversely affect any rights or obligations with respect to any awards previously made under the 1997 Plan, and provided further, that no amendment, without approval of the holders of Common Stock by an affirmative vote of a majority of the shares of Common Stock voted thereon in person or by proxy, will: (i) increase the aggregate number of shares of Common Stock subject to the 1997 Plan (with certain exceptions for antidilution and other adjustments specified in the 1997 Plan), (ii) increase the maximum term for which options may be issued under the 1997 Plan, (iii) decrease the minimum price at which ISOs may be issued under the 1997 Plan, or
(iv) materially modify the requirements for eligibility to participate in the 1997 Plan. Unless earlier terminated by action of the Board of Directors, the 1997 Plan will terminate on the date that all of the shares of Common Stock provided for under the 1997 Plan have been used. No award may be granted under the 1997 Plan after the date of termination of the 1997 Plan, but such termination shall not affect the validity of any award then outstanding.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws relating to awards under the 1997 Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

         A participant will not realize any income upon the award of an option (including any other stock-based award in the nature of a purchase right) or an SAR, nor will the Company be entitled to any tax deduction.

         When a participant who has been granted an option which is not an ISO exercises that option and receives shares of Common Stock which are either "transferable" or not subject to a "substantial risk of forfeiture" under
Section 83(c) of the Code, the participant will realize compensation income subject to withholding taxes. The amount of that compensation income will equal the excess of the fair market value of the shares of Common Stock (without regard to any restrictions) on the date of exercise of the option over its exercise price, and the Company will generally be entitled to a tax deduction in the same amount and at the same time as the compensation income is realized by the participant. The participant's tax basis for the shares of Common Stock so acquired will equal the sum of the compensation income realized and the exercise price. Upon any subsequent sale or exchange of the Common Stock, the gain or loss will generally be taxed as a capital gain or loss and will be a long-term capital gain or loss if the shares of Common Stock have been held for more than one year after the date of exercise.

         If a participant exercises an option which is designated as an ISO and the participant has been an employee of the Company or its subsidiaries throughout the period from the date of grant of the ISO until three months prior to its exercise, the participant will not realize any income upon the exercise of the ISO (although alternative minimum tax liability may result), and the Company will not be entitled to any tax deduction. If the participant sells or exchanges any of the shares of Common Stock acquired upon the exercise of the ISO more than one year after the transfer of the shares to the participant and more than two years after the date of grant of the ISO, any gain or loss (based upon the difference between the amount realized and the exercise price of the
ISO) will be treated as long-term capital gain or loss to the participant. If such sale, exchange or other disposition takes place within two years of the grant of the ISO or within one year of the transfer of shares to the participant, the sale, exchange or other disposition will generally constitute a "disqualifying disposition" of such shares. As a result, to the extent that the gain realized on the disqualifying disposition does not exceed the difference between the fair market value of the shares at the time of exercise of the ISO over the exercise price, such amount will be treated as compensation income in the year of the disqualifying disposition, and the Company will be entitled to a deduction in the same amount and at the same time as the compensation income is realized by the participant. The balance of the gain, if any, will be treated as capital gain and will not result in any deduction by the Company.

         With respect to other awards (including an SAR) granted under the 1997 Plan that may be settled either in cash or in shares of Common Stock or other property that is either transferable or not subject to a substantial risk of forfeiture under Section 83(c) of the Code, the participant will realize compensation income (subject to withholding taxes) equal to the amount of cash or the fair market value of the shares of Common Stock or other property received. The Company will be entitled to a deduction in the same amount and at the same time as the compensation income is realized by the participant.

         With respect to awards involving Common Stock or other property that is both nontransferable and subject to a substantial risk to forfeiture, unless an election is made under Section 83(b) of the Code, as described below, the participant will realize compensation income equal to the fair market value of the Common Stock or other property received at the first time the Common Stock or other property is either transferable or not subject to a substantial risk of forfeiture. The Company will be entitled to a deduction in the same amount and at the same time as the compensation income is realized by the participant.

         Even though Common Stock or other property may be nontransferable and subject to a substantial risk of forfeiture, a participant may elect (within 30 days of receipt of the shares of Common Stock or other property) to include in gross income the fair market value (determined without regard to such restrictions) of such Common Stock or other property at the time received. In that event, the participant will not realize any income at the time the Common Stock or other property either becomes transferable or is not subject to a substantial risk of forfeiture, but if the participant subsequently forfeits such Common Stock or other property, the participant's loss would be limited only to the amount actually paid for the shares of Common Stock or other property. While such Common Stock or other property remains nontransferable and subject to a substantial risk of forfeiture, any dividends or other income will be taxable as additional compensation income. In addition, special rules may apply with respect to participants subject to Section 16(b) of the Securities Exchange Act of 1934, as amended.

         The Compensation Committee may condition the payment, exercise or vesting of any award on the payment of the applicable withholding taxes and may provide that a portion of the Common Stock or other property to be distributed will be withheld (or previously acquired stock or other property surrendered by the participant) to satisfy such withholding and other tax obligations.

         Finally, amounts paid pursuant to an award which vests or becomes exercisable, or with respect to which restrictions lapse, upon a change in control may constitute a "parachute payment" under Section 280G of the Code. To the extent any such payment constitutes an "excess parachute payment," the Company would not be entitled to deduct such payment and the participant would be subject to a 20 percent excise tax (in addition to regular income tax).

SECTION 162(M) PROVISIONS

         The 1997 Plan was designed to permit the deduction by the Company of the compensation realized by certain officers in respect of long-term incentive compensation granted under the 1997 Plan which is intended by the Compensation Committee to qualify as

"performance-based compensation" under Section 162(m) of the Code. Section 162(m) of the Code generally disallows a deduction to the Company for compensation paid in any year in excess of $1 million to any Covered Employee. Certain compensation, including compensation that meets the specified requirements for "performance-based compensation," is not subject to this deduction limit. Among the requirements for compensation to qualify as "performance-based compensation" is the requirement that the material terms pursuant to which the compensation is to be paid be disclosed to, and approved by, the stockholders of the Company in a separate vote prior to the payment. Accordingly, if the 1997 Plan is approved at the 1997 Annual Meeting, then the compensation payable pursuant to awards granted subsequent to the date of approval of the 1997 Plan by stockholders to officers who in the year of grant may be Covered Employees and which are intended by the Compensation Committee to qualify as "performance-based compensation" should, provided the other requirements of Section 162(m) of the Code are satisfied, not be subject to the deduction limit of Section 162(m) of the Code.

1997 PLAN BENEFITS

         On March 11, 1997, as part of an award of options to purchase 400,000 shares of Common Stock of the Company made to Mr. Hawkins in connection with his appointment as President and Chief Executive Officer of the Company, the Compensation Committee granted Mr. Hawkins an award under the 1997 Plan of options to purchase 363,100 shares of Common Stock, 86,175 of which options were designated as ISOs. (The other options granted to Mr. Hawkins on March 11, 1997 -- 36,900 options, all of which were designated as ISOs -- were awarded under the 1993 Plan.) The exercise price of the options granted to Mr. Hawkins under the 1997 Plan is $4.0625 per share, equal to the fair market value (as defined in the 1997 Plan) of the Company's Common Stock on that date. On April 24, 1997, the per share fair market value (as defined in the 1997 Plan) of the Common Stock was $6.3125, and the aggregate fair market value of the 363,100 shares of Common Stock underlying the options granted to Mr. Hawkins under the 1997 Plan was $2,292,069. These options, which expire on March 10, 2007, are subject to vesting limitations and are currently exercisable for up to 20% of the total number of shares subject to the options, with the remaining 80% vesting in four equal installments on April 1 of each of 1998, 1999, 2000 and 2001.

         On April 21, 1997, additional awards of options to purchase an aggregate of 22,500 shares of Common Stock were made under the 1997 Plan to four new employees of the Company. All of these options were designated as ISOs. The exercise price of the options granted to these four new employees under the 1997 Plan is $6.375 per share, equal to the fair market value (as defined in the 1997
Plan) of the Company's Common Stock on April 21, 1997. On April 24, 1997, the per share fair market value (as defined in the 1997 Plan) of the Common Stock was $6.3125, and the aggregate fair market value of the 22,500 shares of Common Stock underlying these options was $142,031. These options, which expire on April 20, 2007, are subject to stockholder approval of the 1997 Plan at the 1997 Annual Meeting and, assuming that the 1997 Plan is approved by stockholders at the 1997 Annual Meeting, will become immediately exercisable for up to 20% of the total number of shares subject to the options, with the remaining 80% vesting in four equal installments on April 21 of each of 1998, 1999, 2000 and 2001.

         See "Certain Federal Income Tax Consequences" above for a discussion of the tax consequences of these awards to the recipients and to the Company.

         The following table sets forth information concerning awards which have been made as of the date of mailing of this Proxy Statement to (i) the Chief Executive Officer of the Company, (ii) all current executive officers of the Company, as a group, and (iii) all employees, including all current officers of the Company who are not executive officers, as a group. Except as set forth in the table, no other awards pursuant to the 1997 Plan have been granted.

                    1997 PERFORMANCE INCENTIVE PLAN BENEFITS




                                                                   NUMBER OF OPTIONS TO PURCHASE
     NAME AND POSITION                                             SHARES OF COMMON STOCK
     -----------------                                             -----------------------------
     Phillip E. Hawkins
     President and Chief Executive Officer                                       363,100

     All current executive officers of the Company, as a group                   373,100

     All employees, including all current officers of the
     Company who are not executive officers, as a group                           12,500


The award made to Mr. Hawkins pursuant to the 1997 Plan is not conditioned upon stockholder approval of the 1997 Plan and will continue to be outstanding and may be exercised in accordance with its terms whether or not the 1997 Plan is approved by the Company's stockholders at the 1997 Annual Meeting (except that, if the 1997 Plan is not approved by the Company's stockholders, the 86,175 options granted to Mr. Hawkins under the 1997 Plan which have been designated as options will not be eligible for ISO treatment). The awards made to the four new employees of the Company are subject to approval of the 1997 Plan by stockholders of Penn Traffic at the 1997 Annual Meeting and, if the 1997 Plan is not approved by stockholders, no further awards will be made under the 1997 Plan. At its meeting on April 1, 1997, the Compensation Committee considered the desirability of making awards under the 1997 Plan to a number of other officers, employees and independent contractors, including Messrs. Hirsch, Fox and Lash, all of whom are directors of the Company. A determination was subsequently made by the Compensation Committee not to consider specific additional awards unless and until the 1997 Plan is approved by the Company's stockholders. It is expected that, if the 1997 Plan is approved by the Company's stockholders at the 1997 Annual Meeting, the Compensation Committee will consider making additional awards to a broad range of the Company's officers, employees and independent contractors, including Messrs. Hirsch, Fox and Lash.

         An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 1997 Annual Meeting is required to approve the 1997 Plan. Shares which are voted against the approval of the 1997 Plan, and shares the holders of which abstain from voting for the approval of the 1997 Plan, and shares held by brokers or nominees as to which (i) such brokers or nominees do not have discretionary authority to vote on such matter and (ii) instructions have not been received from beneficial owners of such shares ("broker non-votes") will not be counted in the total number of shares voted for the approval of the 1997 Plan. Abstentions and broker non-votes will be counted as present at the meeting for quorum purposes.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE 1997 PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

              3. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected Price Waterhouse LLP, independent certified public accountants, as independent auditors for the Company for the fiscal year ending January 31, 1998. A proposal to ratify such selection will be submitted to stockholders at the 1997 Annual Meeting. Although ratification by stockholders is not a prerequisite to the ability of the Board of Directors to select Price Waterhouse LLP as the Company's independent auditors, the Company believes such ratification to be desirable. If the stockholders do not ratify the selection of Price Waterhouse LLP, the selection of independent auditors will be reconsidered by the Board of Directors; however, the Board of Directors may select Price Waterhouse LLP notwithstanding the failure of the stockholders to ratify its selection.

         It is expected that a representative of Price Waterhouse LLP will be present at the meeting, will have an opportunity to make statements, if he desires to do so, and will be available to respond to appropriate questions.

         Price Waterhouse LLP has performed the annual examination of the Company's financial statements since 1981.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE .

              4. ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING

         As of the date of this Proxy Statement, the Board of Directors knows of no business that will be presented for consideration at the meeting other than that referred to above. As to other business, if any, that may come before the meeting, proxies in the enclosed form will be voted in accordance with the judgment of the person or persons voting the proxies.

                    5. STOCKHOLDER NOMINATIONS AND PROPOSALS

         The Company's by-laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director (other than a person nominated at the direction of the Board of Directors), as well as the submission of a proposal (other than a proposal submitted at the direction of the Board of Directors) at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder, and the nominee or the proposal, as the case may be, and must be furnished to the Company generally not less than 30 days prior to the meeting. A copy of the applicable by-law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

         In accordance with the rules of the Securities and Exchange Commission, any proposal of a stockholder intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company by December 31, 1997 in order for the proposal to be considered for inclusion in the Company's notice of meeting, proxy statement and proxy relating to the 1998 Annual Meeting of Stockholders.

                            6. ADDITIONAL INFORMATION

         At any time prior to their being voted, the enclosed proxies are revocable by written notice to the Secretary of the Company, by giving a later dated proxy or by appearance at the meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Common Stock on the record date must be present in person or represented by proxy for the transaction of business at the 1997 Annual Meeting.

         Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Expenses in connection with the solicitation of proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of Common Stock held of record by such persons, at the expense of the Company. The Company has retained W.F. Doring to aid in the solicitation of proxies, and for its services the Company expects to pay fees of approximately $3,500 plus expenses.

                              By Order of the Board of Directors
                              EUGENE R. SUNDERHAFT
                              Senior Vice President - Finance and Secretary


May 1, 1997
Syracuse, New York

                                                                       EXHIBIT A


                               THE PENN TRAFFIC COMPANY

                           1997 PERFORMANCE INCENTIVE PLAN


1.  PURPOSES OF THE PLAN.

         This Performance Incentive Plan, first adopted November 21, 1996 and amended and restated as of April 1, 1997, shall be known as "The Penn Traffic Company 1997 Performance Incentive Plan" (hereinafter referred to as the "Plan"). The purposes of the Plan are to further the long-term growth of The Penn Traffic Company (the "Corporation"), to the benefit of its stockholders, by providing incentives to the officers, employees and independent contractors of the Corporation and its subsidiaries who will be largely responsible for such growth, and to assist the Corporation and its subsidiaries in attracting and retaining executives of experience and ability on a basis competitive with industry practices. The Plan permits the Corporation to provide incentive compensation of the types commonly known as restricted stock, stock options and phantom stock, as well as other types of incentive compensation. For purposes of this Plan, "Award" shall mean and include any Option, SAR, Restricted Stock, Common Stock granted as a bonus or in lieu of other awards, other Stock-Based Award, Tax Bonus, or other cash payments granted to a participant under the Plan.

2.  ADMINISTRATION OF THE PLAN.

         The Plan shall be administered by the Personnel and Compensation Committee of the Board of Directors of the Corporation (the "Committee"). Subject to the provisions of the Plan, the Committee shall have exclusive power to select the officers, employees and independent contractors of the Corporation and its subsidiaries to participate in the Plan; to determine the type, size and terms of Awards to be made to each participant selected, to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Common Stock, other Awards or other property, or an Award may be cancelled, forfeited, or surrendered; to determine whether, and to certify that, performance goals to which the settlement of an Award is subject are satisfied; to correct any defect or supply any omission or reconcile any inconsistency in the Plan, and to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; and to make all other determinations as it may deem necessary or advisable for the administration of the Plan. The Committee's interpretation of the Plan, any Awards granted thereunder or any Award Agreements shall be final and binding on all parties concerned, including the Corporation and any participant. Any action of the Committee in administering the Plan shall be final, conclusive and binding on all persons, including the Corporation, its subsidiaries, employees, participants, persons claiming rights from or through participants and stockholders of the Corporation.

3.  PARTICIPATION.

         Participants in the Plan shall be selected by the Committee from among the officers, employees and independent contractors of the Corporation and its subsidiaries. The term "subsidiary" shall mean any corporation, partnership, joint venture or other business entity a majority of whose outstanding voting securities is beneficially owned, directly or indirectly, by the Corporation. Participants may receive multiple Awards under the Plan.

4.  AWARDS.

    (a) TYPES. Awards under the Plan may include, but need not be limited to, cash and/or shares of the Corporation's common stock, $1.25 par value ("Common Stock"), rights to receive cash and/or shares of Common Stock, and options ("Options") to purchase shares of Common Stock, including options designated as qualifying as incentive stock options ("Incentive Stock Options" or "ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), and options not intended so to qualify. The terms of any Option granted under the Plan as an ISO shall comply in all respects with the provisions of Section 422 of the Code, including, but not limited to, the requirement that no ISO shall be granted more than ten years after the effective date of the Plan. The Committee may also make any other type of Award deemed by it to be consistent with the purposes of the Plan.

    (b) VESTING, PERFORMANCE REQUIREMENTS AND FORFEITURE. In granting any Awards, the Committee (1) may specify that the right to exercise such Awards or the right to receive payment of such cash and/or shares of Common Stock or to retain any shares of Common Stock so transferred shall be conditional upon the fulfillment of specified conditions, including, without limitation, completion of specified periods of service in the employ of the Corporation or its subsidiaries, and the achievement of specified business and/or personal performance goals, and (2) may provide for the forfeiture of all or any portion of any such Awards in specified circumstances. The Committee may also specify by whom and/or in what manner the accomplishment of any such performance goals shall be determined.

    (c) AGREEMENTS. Awards under the Plan shall be evidenced by an agreement (an "Award Agreement"), which, subject to the provisions of the Plan, may contain such terms and conditions as may be approved by the Committee, and shall be executed by an officer on behalf of the Corporation and by the recipient of the Award.

5.  SHARES OF STOCK SUBJECT TO THE PLAN.

         Subject to adjustment as provided in Section 7(a) hereof, the number of shares of Common Stock which may be paid to participants under the Plan and/or purchased pursuant to Options granted under the Plan shall not exceed an aggregate of one million five hundred thousand (1,500,000) shares. In the event that any shares of Common Stock subject to an Award are forfeited or such Award is settled in cash or otherwise terminated for any reason without an actual distribution of shares of Common Stock to the participant, such shares may again be awarded under the Plan. If the terms of any Award allow a participant to acquire or receive payment with regard to a stated number or maximum number of shares of Common Stock by alternatively exercising Options or receiving cash and/or shares pursuant to other forms of Awards or forfeiting without consideration any Restricted Stock (whether or not any of the foregoing shall have been granted at the same or at a different time), the total number of shares of Common Stock which shall be deemed granted shall be limited to only the maximum number which can be so acquired or received. Shares to be delivered or purchased under the Plan may be either authorized but unissued shares of Common Stock or shares of Common Stock held by the Corporation as treasury shares.

6.  OPTIONS AND OTHER AWARDS.

    (a) TERM OF OPTIONS. The term of any Option shall be determined by the Committee, but in no event shall any Option designated as an Incentive Stock Option be exercisable more than ten years after the date on which it was granted.

    (b) OPTION PRICE; FAIR MARKET VALUE. The price ("Option Price") at which shares of Common Stock may be purchased pursuant to any Option shall be determined by the Committee at the time the Option is granted, but in no event shall the Option Price be less than 100 per cent of the Fair Market Value of such shares on the date the Option is granted. For all purposes of the Plan, "Fair Market Value" is the mean of the high and low sales prices of the Common Stock on the relevant date as reported on the stock exchange or market on which the Common Stock is primarily traded, or, if no sale is made on such date, then "Fair Market Value" is a weighted average of the mean of the high and low sales prices of the Common Stock on the next preceding day and the next succeeding day on which such sales were made as reported on the stock exchange or market on which the Common Stock is primarily traded.

    (c) PAYMENT UPON EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, whether the Option Price shall be paid in cash or by the surrender at Fair Market Value of Common Stock, or by any combination of cash and shares of Common Stock, including, without limitation, cash, Common Stock, other Awards, or other property (including notes or other contractual obligations of participants to make payment on a deferred basis, such as through "cashless exercise" arrangements, to the extent permitted by applicable law), and the methods by which Common Stock will be delivered or deemed to be delivered to participants. Upon exercise of an Option, the Option Price shall be payable to the Corporation in cash, or, at the discretion of the Committee, in shares of Common Stock valued at the Fair Market Value thereof on the date of payment, or in a combination of cash and shares of Common Stock.

    (d) SURRENDER OF OPTIONS. The Corporation may, if the Committee so determines, accept the surrender by a participant, or the personal representative of a participant, of an Option, in consideration of a cash payment by the Corporation equal to the difference obtained by subtracting the aggregate Option Price from the aggregate Fair Market Value of the Common Stock covered by the Option on the date of such surrender, or partly in shares of Common Stock and partly in cash.

    (e) RESTRICTED STOCK. The Committee is authorized to award shares of Common Stock which are, in accordance with this Section 6(e), subject to restrictions and a risk of forfeiture ("Restricted Stock") to participants on the following terms and conditions:

         (i) RESTRICTED PERIOD. Restricted Stock awarded to a participant shall be subject to such restrictions on transferability and other restrictions for such periods as shall be established by the Committee, in its discretion, at the time of such Award, which restrictions may lapse separately or in combination at such times, under such circumstances, or otherwise, as the Committee may determine.

         (ii) FORFEITURE. Restricted Stock shall be forfeitable to the Corporation upon termination of employment during the applicable restricted periods. The Committee, in its discretion, whether in an Award Agreement or anytime after an Award is made, may accelerate the time at which restrictions or forfeiture conditions will lapse or remove any such restrictions, including upon death, disability or retirement, whenever the Committee determines that such action is in the best interests of the Corporation.

         (iii) CERTIFICATES FOR STOCK. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the participant, such certificates may bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

         (iv) RIGHTS AS A SHAREHOLDER. Subject to the terms and conditions of the Award Agreement, the participant shall have all the rights of a stockholder with respect to shares of Restricted Stock awarded to him or her, including, without limitation, the right to vote such shares and the right to receive all dividends or other distributions made with respect to such shares. If any such dividends or distributions are paid in Common Stock, the Common Stock shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which the Common Stock has been distributed.

    (f) STOCK APPRECIATION RIGHTS. The Committee is authorized to grant to participants a right ("Stock Appreciation Rights" or "SARs") to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Common Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee as of the date of grant of the SAR, which grant price (except as provided in Section 6(j)) shall not be less than the Fair Market Value of one share of Common Stock on the date of grant. The Committee shall determine the time or times at which an SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by which Common Stock will be delivered or deemed to be delivered to participants, whether or not an SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR.

    (g) BONUS STOCK AND AWARDS IN LIEU OF CASH OBLIGATIONS. The Committee is authorized to grant Common Stock as a bonus, or to grant Common Stock or other Awards in lieu of Corporation or subsidiary obligations to pay cash or deliver other property under other plans or compensatory arrangements; provided that, in the case of participants subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such cash amounts are determined under such other plans in a manner that complies with applicable requirements thereof and of the rules promulgated pursuant thereto so that the acquisition of Common Stock or Awards hereunder shall be exempt from Section 16(b) liability. Common Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

    (h) OTHER STOCK-BASED AWARDS. The Committee is authorized, subject to limitations under applicable law, to grant to participants rights denominated or payable in, or valued in whole or in part by reference to the market value of, Common Stock ("Stock-Based Awards"), including, but not limited to, any Option, SAR, Restricted Stock, Common Stock granted as a bonus or Awards in lieu of cash obligations, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of such Stock-Based Awards. Common Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration and paid for at such times, by such methods, and in such forms including, without limitation, cash, Common Stock, other Awards, or other property, as the Committee shall determine.

    (i) CASH PAYMENTS AND TAX BONUSES. The Committee is authorized to grant cash payments to participants, whether awarded separately or as a supplement to any Award. The Committee is further authorized, subject to limitations under applicable law, to grant to a participant a payment in cash, in the year in which an amount is included in the gross income of a participant in respect of an Award, of an amount equal to the federal, foreign, if any, and applicable state and local income and employment tax liabilities payable by the participant as a result of (i) the amount included in gross income in respect of the Award and (ii) the payment of the amount in clause (i) and the amount in this clause
(ii) (a "Tax Bonus"). For purposes of determining the amount to be paid to a participant as a Tax Bonus, the participant shall be deemed to pay federal, foreign, if any, and state and local income taxes at the highest marginal rate of tax imposed upon ordinary income for the year in which an amount in respect of the Award is included in gross income, after giving effect to any deductions therefrom or credits available with respect to the payment of any such taxes. The Committee shall determine the terms and conditions of such Awards of Tax Bonuses and other cash payments.

    (j)  ADDITIONAL PROVISIONS APPLICABLE TO AWARDS

         (i) STAND-ALONE, ADDITIONAL, TANDEM, AND SUBSTITUTE AWARDS. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan or any award granted under any other plan of the Corporation or any subsidiary, or any business entity acquired by the Corporation or any subsidiary, or any other right of a participant to receive payment from the Corporation or any subsidiary (all of the foregoing being referred to for purposes of this subparagraph (j) as "Awards"). If an Award is granted in substitution for another Award, the Committee shall require the surrender of such other Award in consideration for the grant of the new Award. Awards granted in addition to, or in tandem with other Awards may be granted either as of the same time as, or a different time from, the grant of such other Awards. The per share Option Price of any Option, grant price of any SAR, or purchase price of any other Award conferring a right to purchase Common Stock:

         (A) granted in substitution for an outstanding Award, shall be not less than the lesser of (A) the Fair Market Value of a share of Common Stock at the date such substitute Award is granted or (B) such Fair Market Value at that date, reduced to reflect the Fair Market Value at that date of the Award required to be surrendered by the participant as a condition to receipt of the substitute Award; or

         (B) retroactively granted in tandem with an outstanding Award, shall not be less than the lesser of the Fair Market Value of a share of Common Stock at the date of grant of the later Award or at the date of grant of the earlier Award.

         (ii) EXCHANGE AND BUY OUT PROVISIONS. The Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Common Stock, other Awards (subject to clause (i) of this Section 6(j)), or other property based on such terms and conditions as the Committee shall determine and communicate to a participant at the time that such offer is made.

         (iii) PERFORMANCE CONDITIONS. The right of a participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee.

         (iv) TERM OF AWARDS. The term of each Award shall, except as provided herein, be for such period as may be determined by the Committee; PROVIDED, HOWEVER, that in no event shall the term of any ISO, or any SAR granted in tandem therewith, exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

         (v) FORM OF PAYMENT. Subject to the terms of the Plan and any applicable agreement with a participant, payments or transfers to be made by the Corporation or a subsidiary upon the grant or exercise of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Common Stock, other Awards, or other property (and may be made in a single payment or transfer, in installments, or on a deferred basis), in each case determined in accordance with rules adopted by, and at the discretion of, the Committee. (Such payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installments or deferred payments.) The Committee, in its discretion, may accelerate any payment or transfer upon a change in control as defined by the Committee. The Committee may also authorize payment upon the exercise of an Option by net issuance or other cashless exercise methods.

         (vi) LOAN PROVISIONS. With the consent of the Committee, and subject at all times to laws and regulations and other binding obligations or provisions applicable to the Corporation, the Corporation may make, guarantee, or arrange for a loan or loans to a participant with respect to the exercise of any Option or other payment in connection with any Award, including the payment by a participant of any or all federal, foreign, if any, state, or local income or other taxes due in connection with any Award. Subject to such limitations, the Committee shall have full authority to decide whether to make a loan or loans hereunder and to determine the amount, terms, and provisions of any such loan or loans, including the interest rate to be charged in respect of any such loan or loans, whether the loan or loans are to be with or without recourse against the borrower, the terms on which the loan is to be repaid and the conditions, if any, under which the loan or loans may be forgiven.

         (vii) CHANGE OF CONTROL. In the event of a Change of Control of the Corporation, all Awards granted under the Plan (including Performance-Based Awards, as defined below) that are still outstanding and not yet vested or exercisable or which are subject to restrictions shall become immediately 100% vested in each participant or shall be free of any restrictions, as of the first date that the definition of Change of Control has been fulfilled, and shall be exercisable for the remaining duration of the Award. All Awards that are exercisable as of the effective date of the Change of Control will remain exercisable for the remaining duration of the Award. A "Change of Control" shall mean an event or series of events by which (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) (other than Riverside Acquisition Company, Limited Partnership ("RAC"), Miller Tabak Hirsch + Co. ("MTH") or any Affiliate of either thereof) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the outstanding shares of Common Stock of the Corporation or securities representing 50% or more of the combined voting power of the Corporation's voting securities,
(ii) the Corporation consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into the Corporation, in each case pursuant to a transaction (other than a transaction between the Corporation and its subsidiaries)

(A) after giving effect to which persons who were Directors of the Corporation immediately prior to the transaction do not constitute a majority of the Board of Directors of the successor or survivor entity and (B) in which the outstanding voting securities of the Corporation are changed into or exchanged for cash, securities or other property, with the effect that all or substantially all of the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger or consolidation, or
(iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Corporation's Board of Directors (together with any new or replacement directors whose election by the Corporation's Board of Directors, or whose nomination for election by the Corporation's shareholders was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the directors then in office.

         (viii) AWARDS TO COMPLY WITH SECTION 162(M). The Committee may (but is not required to) grant an Award pursuant to the Plan to a participant who, in the year of grant, may be a "covered employee," within the meaning of Section 162(m) of the Code, which is intended to qualify as "performance-based compensation" under Section 162(m) of the Code (a "Performance-Based Award"). The right to receive a Performance-Based Award, other than Options and SARs granted at not less than Fair Market Value, shall be conditional upon the achievement of performance goals established by the Committee in writing at the time such Performance-Based Award is granted. Such performance goals, which may vary from participant to participant and from Performance-Based Award to Performance-Based Award, shall be based upon the attainment by the Corporation or any subsidiary, division or department of specific amounts of, or increases in, one or more of the following, any of which may be measured either in absolute terms or as compared to another company or companies: revenues, earnings, earnings per share, operating income, cash flow, net worth, book value, stockholders' equity, financial return ratios, market performance and/or total stockholder return. Before any compensation pursuant to a Performance-Based Award is paid, the Committee shall certify in writing that the performance goals applicable to the Performance-Based Award were in fact satisfied.

         The maximum amount which may be granted as Performance-Based Awards to any participant in any calendar year shall not exceed (i) Stock-Based Awards for 500,000 shares of Common Stock (whether payable in cash or Common Stock), subject to adjustment as provided in Section 7(a) hereof, (ii) a Tax Bonus payable with respect to the Stock-Based Awards described in clause (i) and (iii) cash payments (other than Tax Bonuses) of $500,000.

7.  DILUTION AND OTHER ADJUSTMENTS.

    (a) CHANGES IN CAPITAL STRUCTURE. In the event of any subdivision or combination of the outstanding shares of Common Stock, stock dividend, capital reorganization, liquidation, reclassification of shares, merger, consolidation, or sale, lease or transfer of substantially all of the assets of the Corporation, the Board of Directors of the Corporation shall make such equitable adjustments as it may deem appropriate in the Plan and the Awards thereunder, including, without limitation, any adjustment in the total number of shares of Common Stock which may thereafter be delivered or purchased under the Plan. Agreements evidencing Options may include such provisions as the Committee may deem appropriate with respect to the adjustments to be made to the terms of such Options upon the occurrence of any of the foregoing events.

    (b) TENDER OFFERS AND EXCHANGE OFFERS. In the event of any tender offer or exchange offer, by any person other than the Corporation, for shares of Common Stock, the Committee may make such adjustments in outstanding Awards and authorize such further action as it may deem appropriate to enable the recipients of outstanding awards to avail themselves of the benefits of such offer, including, without limitation, acceleration of the exercise date of outstanding Options so that they become immediately exercisable in whole or in part, or offering to acquire all or any portion of specified categories of Options for a price determined pursuant to Section 6(d) hereof, or acceleration of the payment of outstanding awards payable, in whole or in part, in shares of Common Stock.


     (c) OTHER EVENTS. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding subparagraphs) affecting the Corporation or any subsidiary, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, no adjustment shall be made which would cause the Plan or any outstanding Option to violate Section 422(b)(1) of the Code with respect to ISOs or would adversely affect the status of a Performance-Based Award as "performance-based compensation" under Section 162(m) of the Code.

8.  MISCELLANEOUS PROVISIONS.

    (a) RIGHT TO AWARDS. No employee or other person shall have any claim or right to be granted any Award under the Plan.

    (b) NO ASSURANCE OF EMPLOYMENT. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Corporation or any subsidiary.

    (c) COSTS AND EXPENSES. All costs and expenses incurred in administering the Plan shall be borne by the Corporation.

    (d) UNFUNDED PLAN. The Plan shall be unfunded. The Corporation shall not be required to establish any special or separate fund nor to make any other segregation of assets to assure the payment of any Award under the Plan.

    (e) WITHHOLDING TAXES. The Corporation shall have the right to deduct from all Awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such payments and, with respect to Awards paid in Common Stock, to require the payment (through withholding from the employee's salary or otherwise) of any such taxes, but the Committee may make such arrangements for the payment of such taxes as the Committee in its discretion shall determine, including payment with shares of Common Stock.

    (f) ASSIGNMENT OR TRANSFER. No Awards under the Plan nor any rights or interests therein shall be assignable or transferable by the recipient thereof except, in the event of a participant's death, to his designated beneficiary as hereinafter provided, or by will or the laws of descent and distribution.
During the lifetime of the participant, Awards under the Plan requiring exercise shall be exercisable only by such holder or by the guardian or legal representative of such holder. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Awards or other rights or interests of a participant granted pursuant to the Plan (other than an ISO) be transferable, without consideration, to immediate family members (I.E., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the rights of the participant, and to receive any distribution, with respect to any Award upon the death of the participant. A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

    (g) NATURE OF BENEFITS. Awards under the Plan, and payments made pursuant thereto, are not a part of salary or base compensation.

    (h) COMPLIANCE WITH LEGAL REQUIREMENTS. The obligation of the Corporation to issue or deliver shares of Common Stock upon exercise of Options or otherwise shall be subject to satisfaction of all applicable legal and securities exchange requirements, including, without limitation, the provisions of the Securities Act of 1933, as amended, and the Exchange Act. The Corporation shall endeavor to satisfy all such requirements in such a manner as to permit at all times the exercise of all outstanding Options in accordance with their terms and to permit the issuance and delivery of shares of Common Stock whenever provided for by the terms of any award made under the Plan.

    (i) DISCRETION. In exercising, or declining to exercise, any grant of authority or discretion hereunder, the Committee may consider or ignore such factors or circumstances and may accord such weight to such factors and circumstances as the Committee alone and in its sole judgment deems appropriate and without regard to the effect such exercise, or declining to exercise such grant of authority or discretion, would have upon the affected participant, any other participant, any employee, the Corporation, any subsidiary, any stockholder or any other person.

9.  AMENDMENT OR TERMINATION OF THE PLAN.

         The Board of Directors of the Corporation, without the consent of any participant, may at any time terminate or from time to time amend the Plan in whole or in part, PROVIDED, HOWEVER, that no such action shall adversely affect any rights or obligations with respect to any Awards theretofore made under the Plan, and PROVIDED FURTHER, that no amendment, without approval of the holders of Common Stock by an affirmative vote of a majority of the shares of Common Stock voted thereon in person or by proxy, shall (i) increase the aggregate number of shares subject to the Plan (other than increases pursuant to Section 7 hereof), (ii) increase the maximum term for which Options may be issued under the Plan, (iii) decrease the minimum Option Price at which ISOs may be issued under the Plan, or (iv) materially modify the requirements for eligibility to participate in the Plan. The Committee may amend outstanding agreements evidencing Awards under the Plan, and may amend the terms of Awards not evidenced by such agreements, in any manner not inconsistent with the terms of the Plan. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; PROVIDED, HOWEVER, that without the consent of an affected participant, no such amendment, alteration, suspension, discontinuation, or termination of any Award may materially and adversely affect the rights of such participant under such Award.

         The foregoing notwithstanding, any performance condition specified in connection with an Award shall not be deemed a fixed contractual term, but shall remain subject to adjustment by the Committee, in its discretion at any time in view of the Committee's assessment of the Corporation's strategy, performance of comparable companies, and other circumstances, except to the extent that any such adjustment to a performance condition would adversely affect the status of a Performance-Based Award as "performance-based compensation" under Section 162(m) of the Code.

10. EFFECTIVE DATE AND TERM OF PLAN.

         This Plan shall be effective as of November 21, 1996, and shall be submitted for approval by the stockholders of the Corporation at the 1997 Annual Meeting of Stockholders. Unless otherwise specified in the terms of any particular Award when such Award is made, any Award granted after the effective date hereof and prior to the submission of this Plan for approval by the stockholders of the Corporation at the 1997 Annual Meeting of Stockholders shall continue to be outstanding and may be exercised in accordance with its terms; PROVIDED, HOWEVER, that if this Plan shall be disapproved by the stockholders of the Corporation at the 1997 Annual Meeting of Stockholders, no Award shall be made hereunder after the date of such disapproval. The Plan shall terminate at the close of business on the date on which all of the shares of Common Stock provided for under the Plan have been used, unless sooner terminated by action of the Board of Directors of the Corporation. No

Award may be granted hereunder after termination of the Plan, but such termination shall not affect the validity of any award then outstanding.

11. LAW GOVERNING.

         The validity and construction of the Plan and any agreements entered into thereunder shall be governed by the laws of the State of New York, but without regard to the conflict laws of the State of New York, except to the extent that such conflict laws require application of the laws of the State of Delaware.

-------------------------------------------------------------------------------

PROXY                     THE PENN TRAFFIC COMPANY                       PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS - JUNE 3, 1997

The undersigned hereby appoints Gary D. Hirsch and Phillip E. Hawkins proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the other, to represent and to vote all shares of common stock of The Penn Traffic Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Hotel Syracuse, 500 South Warren Street, Syracuse, NY 13202 on Tuesday, June 3, 1997 at 1:30 P.M. local time, and at all adjournments thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before said meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2 AND 3.

          PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                       USING THE ENCLOSED ENVELOPE.

-------------------------------------------------------------------------------







3463 - THE PENN TRAFFIC COMPANY


-----------------------------------------------------------------------------------------------------------------------
                                               THE PENN TRAFFIC COMPANY
                          PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY    / /

[                                                                                                                 ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR APPROVAL OF PROPOSALS 2 AND 3. UNLESS
OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR APPROVAL OF PROPOSALS 2 AND 3.
1. ELECTION DIRECTORS -                           FOR ALL
   NOMINEES: Eugene A. DePalma,   FOR   WITHHOLD   EXCEPT   3. The proposal to ratify the appointment
   Susan E. Engel and             / /     / /       / /        of Price Waterhouse LLP as the independent    FOR  AGAINST  ABSTAIN
   Claude J. Incaudo.                                          accountants for The Penn Traffic Company      / /    / /      / /
   INSTRUCTION: To withold                                     for the fiscal year ending January 31, 1998.
   authority to vote for an
   individual nominee, write
   that nominee's name in the
   following space:

   _________________________      FOR   AGAINST   ABSTAIN   4. To consider and approve such other matters
2. The proposal to approve the                                 as may properly come before the meeting.
   Company's 1997 Performance     / /     / /       / /
   Incentive Plan.
                                                            ALL PROXIES TO VOTE AT SAID MEETING OR ANY ADJOURNMENTS THEREOF
                                                            HERETOFORE GIVEN BY THE UNDERSIGNED ARE HEREBY REVOKED. RECEIPT OF
                                                            NOTICE OF ANNUAL MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED.

                                                                                         Dated: ___________________________, 1997

                                                            Signature(s)_________________________________________________________

                                                            _____________________________________________________________________
                                                            (Please sign as name(s) appears on this proxy card. If joint account, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
                                                            If corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)
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3463 - THE PENN TRAFFIC COMPANY